Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134099
PROSPECTUS
El Paso Corporation
$1,971,573,000
Offers to Exchange
All Outstanding Notes of the Series Specified Below
THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON AUGUST 21, 2006, UNLESS EXTENDED

			Outstanding
Old Notes to be Exchanged	CUSIP Nos.		Principal Amount

Category A
6.50% Senior Notes due 2008	28336L AN 9	U53248 AE 7	$191,206,000
7.625% Senior Notes due 2008	28336L AQ 2	U53248 AF 4	$206,911,000
6.375% Senior Notes due 2009	28336L AS 8	U53248 AG 2	$192,777,000
7.75% Senior Notes due 2010	28336L AU 3	U53248 AH 0	$378,728,000
10 3/4 % Senior Notes due 2010	28336L AW 9	U53248 AJ 6	$41,685,000
9 5/8 % Senior Notes due 2012	28336L AY 5	U53248 AK 3	$137,923,000
6.70% Senior Notes due 2027	28336L BA 6	U53248 AL 1	$182,763,000
6.95% Senior Notes due 2028	28336L BC 2	U53248 AM 9	$197,100,000
7.75% Senior Notes due 2032	28336L BJ 7	U53248 AQ 0	$149,125,000
7.42% Senior Notes due 2037	28336L BG 3	U53248 AP 2	$198,907,000
Category B
6.50% Senior Debentures due June 1, 2008	190441 AV 7		$8,794,000
7.625% Notes due 2008	190441 BF 1		$8,089,000
6.375% Senior Debentures due February 1, 2009	190441 AX 3		$7,223,000
7.75% Notes due 2010	190441 BC 8		$21,272,000
10 3/4 % Senior Debentures due October 1, 2010	190441 AK 1		$14,888,000
9 5/8 % Senior Debentures due May 15, 2012	190441 AP 0		$12,077,000
6.70% Senior Debentures due February 15, 2027	190441 AS 4		$17,237,000
6.95% Senior Debentures due June 1, 2028	190441 AW 5		$2,900,000
7.75% Senior Debentures due October 15, 2035	190441 AR 6		$875,000
7.42% Senior Debentures due February 15, 2037	190441 AT 2		$1,093,000
The Notes
     We are offering, in 20 separate exchange offers, to exchange all of our outstanding notes of the series listed above, which we refer to as the old notes, for our new notes of the series described in this prospectus, which we refer to as the new notes. We refer to the old notes and new notes collectively as the notes.
Terms of The Exchange Offers

•	The terms of the new notes will be substantially identical to the Category A old notes, except that the new notes will not be subject to transfer restrictions or registration rights relating to the Category A old notes. The new notes will represent the same debt as the old notes, and will be issued under the same indenture as the Category A old notes.

•	Except as otherwise described below, each new note issued in exchange for an old note will have the same principal amount, interest rate, redemption terms, interest payment dates and maturity as the old note, and will accrue interest from the most recent interest payment date of the old note. Notwithstanding the foregoing, each new note issued in exchange for a Category B old 7.75% senior debenture due October 15, 2035 will have the same interest rate, redemption terms, interest payment dates and maturity as, and will accrue interest from the most recent interest payment date of, the Category A old 7.75% senior notes due 2032.

•	You may withdraw tenders of the old notes at any time prior to the expiration of the applicable exchange offer.

•	An exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•	There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.
     See the section entitled “Description of the New Notes” that begins on page 50 for more information about the new notes issued in the exchange offers and the old notes.
     This investment involves risks. See the section entitled “Risk Factors” that begins on page 11 for a discussion of the risks that you should consider in connection with your investment in the notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
The date of this prospectus is July 24, 2006.

ABOUT THIS PROSPECTUS
      The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”
INDUSTRY AND MARKET DATA
      We have obtained some industry and market share data from third party sources that we believe to be reliable. In many cases, however, we have made statements in this prospectus or in the documents incorporated by reference regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect our position in the industry.

i

      Below is a list of terms that are common to our industry and used throughout this document and the documents incorporated by reference:

/d	= per day
Bbl	= barrels
BBtu	= billion British thermal units
Bcf	= billion cubic feet
Bcfe	= billion cubic feet of natural gas equivalents
LNG	= liquefied natural gas
MBbls	= thousand barrels
Mcf	= thousand cubic feet
Mcfe	= thousand cubic feet of natural gas equivalents
MDth	= thousand dekatherms
Mgal	= thousand gallons
MMBtu	= million British thermal units
MMcf	= million cubic feet
MMcfe	= million cubic feet of natural gas equivalents
MMWh	= thousand megawatt hours
MW	= megawatt
NGL	= natural gas liquids
TBtu	= trillion British thermal units
Tcfe	= trillion cubic feet of natural gas equivalents
      When we refer to natural gas and oil in “equivalents,” we are doing so to compare quantities of oil with quantities of natural gas or to express these different commodities in a common unit. In calculating equivalents, we use a generally recognized standard in which one Bbl of oil is equal to six Mcf of natural gas. Also, when we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.
NON-GAAP FINANCIAL MEASURES
      Our management uses EBIT to assess the operating results and effectiveness of our business segments. EBIT and the related ratios presented or incorporated by reference in this prospectus are supplemental measures of our performance that are not required by, or recognized as being in accordance with, United States generally accepted accounting principles, or GAAP. EBIT should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our operating liquidity. For a reconciliation of our EBIT (by segment) to our consolidated net loss for each of the three years ended December 31, 2005 and net income for each of the three months ended March 31, 2006 and 2005, see (1) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” in our Current Report on Form 8-K, filed with the SEC on May 12, 2006, which we refer to as our May 12, 2006 Form 8-K, and (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Results” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 5, 2006, which we refer to as our 2006 First Quarter Form 10-Q, each of which is incorporated by reference in this prospectus.
      We define EBIT as net income (loss) adjusted for (1) items that do not impact our income (loss) from continuing operations, such as extraordinary items, discontinued operations and the cumulative effect of accounting changes, (2) income taxes, (3) interest and debt expense and (4) distributions on preferred interests of consolidated subsidiaries. Our businesses consist of consolidated operations as well as investments in unconsolidated affiliates. We exclude interest and debt expense and distributions on preferred interests of consolidated subsidiaries from this measure so that investors may evaluate our operating results independently from our financing methods or capital structure. We believe that EBIT is helpful to our investors because it allows them to more effectively evaluate the operating performance of our consolidated businesses and our unconsolidated investments using the same performance measure analyzed internally by our management. EBIT may not be comparable to measurements used by other companies. Additionally, EBIT should be considered in conjunction with net income and other performance measures such as operating income or operating cash flow.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. These statements may relate to information or assumptions about:

•	earnings per share;

•	capital and other expenditures;

•	dividends;

•	financing plans;

•	capital structure;

•	liquidity and cash flow;

•	pending legal proceedings, claims and governmental proceedings, including environmental matters;

•	future economic and financial performance;

•	management’s plans; and

•	goals and objectives for future operations.
      Forward-looking statements are subject to risks and uncertainties. While we believe the assumptions or bases underlying the forward-looking statements are reasonable and are made in good faith, we caution that assumed facts or bases almost always vary from actual results, and these variances can be material, depending upon the circumstances. We cannot assure you that the statements of expectation or belief contained in the forward-looking statements will result or be achieved or accomplished. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•	the risk that earnings may be adversely affected by fluctuating energy commodity prices;

•	the risk that rates charged to customers may be reduced by governmental authorities;

•	the risks associated with the construction of new facilities, including cost overruns, the realization of anticipated future growth in natural gas supplies and our ability to obtain the necessary consents and approvals;

•	the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses and the oil and gas exploration and production business;

•	the risk of favorable customer contracts expiring or being renewed on less attractive terms;

•	the timing, success, and capital allocated to our exploration and development drilling programs, which would affect production levels and reserves;

•	changes to our estimates of oil and gas reserves;

•	the risk of financial losses arising out of derivative transactions;

•	risks incident to the drilling and operation of oil and gas wells;

•	future drilling, production and development costs, including drilling rig rates and oil field service costs;

•	the risks associated with our foreign operations and investments;

•	risks associated with retained liabilities and indemnification obligations in connection with the sale of certain of our businesses and assets;

•	the costs of environmental liabilities, regulations and litigation;

•	the impact of operational hazards;

•	the risks associated with future weather conditions;

•	the outcome of pending governmental investigations;

•	the risk that other firms will further expand into markets in which we operate; and

•	risks associated with our significant debt, interest rates and below investment grade credit ratings.
      These factors are more fully described in our 2005 Form 10-K (as defined below), under the heading “Risk Factors — Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in this prospectus under the heading “Risk Factors,” beginning on page 11, and in the other documents that we incorporated by reference into this document.
      Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.
      All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
      We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.elpaso.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules, rather than filed, until the expiration of the exchange offers:

•	Annual Report on Form 10-K, for the year ended December 31, 2005 (including the portions of our definitive Proxy Statement on Schedule 14A incorporated therein by reference), which we refer to as our 2005 Form 10-K, as supplemented by our Current Report on Form 8-K filed May 12, 2006;

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2006; and

•	Current Reports on Form 8-K and Form 8-K/A filed January 4, 2006, January 11, 2006, January 18, 2006, January 31, 2006, February 7, 2006, February 16, 2006, March 14, 2006, April 18, 2006, May 3, 2006, May 9, 2006, May 12, 2006, May 16, 2006, May 19, 2006, May 25, 2006, July 14, 2006 and July 20, 2006.
      Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:
El Paso Corporation
Office of Investor Relations
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Telephone No.: (713) 420-2600
      To obtain timely delivery of documents incorporated by reference in this prospectus, you must request such documents no later than five business days prior to the expiration date of the exchange offers.

v

SUMMARY
      This summary highlights some basic information contained, or incorporated by reference, in this prospectus to help you understand our business and the exchange offers. This summary does not contain all of the information that is important to you. You should carefully read this prospectus to understand fully the terms of the exchange offers, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 11 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page iii. For purposes of this prospectus, except where we are describing the terms of the exchange offers, the new notes or the old notes, and unless the context otherwise indicates, when we refer to “El Paso,” “us,” “we,” “our,” “ours,” or “issuer,” we are describing El Paso Corporation, together with its subsidiaries. With respect to any description of the terms of the exchange offers, the new notes or the old notes, such references refer only to El Paso Corporation, and not to its subsidiaries.
Our Business
Overview
      We are an energy company, originally founded in 1928 in El Paso, Texas, with a stated purpose to provide natural gas and related energy products in a safe, efficient and dependable manner. Our long-term business strategy is focused on participating in the energy industry through a rate regulated natural gas transmission business in North America and a large, independent exploration and production business operating both domestically and internationally.
      Natural Gas Transmission. We own North America’s largest interstate pipeline system, which has approximately 55,500 miles of pipe that connect North America’s major producing basins to its major consuming markets. We also own approximately 420 Bcf of storage capacity and an LNG import facility with 806 MMcf of daily base load sendout capacity.
      Exploration and Production. Our exploration and production business is focused on the exploration for and the acquisition, development and production of natural gas, oil and NGL in the United States, Brazil and Egypt and related marketing activities. As of December 31, 2005, we held an estimated 2.4 Tcfe of proved natural gas and oil reserves in the United States and Brazil, exclusive of our equity share in the proved reserves of an unconsolidated affiliate of 253 Bcfe.
      Other. We currently own or have owned other non-core assets acquired as part of a number of mergers and acquisitions and growth initiatives when we expanded from a regional gas pipeline company in the mid-1990’s to an international energy company by early 2001. Since 2003, a substantial portion of these assets have been sold, have pending sales contracts or are in the process of being sold. The divestiture of these assets was targeted at improving our operating results, financial condition and liquidity, which were negatively impacted by the decline of the energy trading industry, bankruptcy of several energy industry participants and our credit downgrades.
Business Objective and Strategy
      We conduct our core natural gas transmission and exploration and production operations through our Pipelines, Exploration and Production and Marketing and Trading segments. We also have a Power segment and, prior to January 1, 2006, had a Field Services segment. Our business segments provide a variety of energy products and services and are managed separately as each segment requires different technology and marketing strategies. For further discussion of our business segments, including their operating results and assets, see the information set forth under the headings “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Financial Statements and

Supplementary Data, Note 20” of our May 12, 2006 Form 8-K. Our business strategy in each of our operating segments can be summarized as follows:

Pipelines	Enhancing the value of our transmission business through successful recontracting, continuous efficiency improvements through cost management and prudent capital spending in the United States and Mexico, while providing outstanding customer service through safe operations.

Exploration and Production	Growing our reserve base in a manner that creates shareholder value through disciplined capital allocation, cost control and portfolio management.

Marketing and Trading	Marketing our natural gas and oil production at optimal prices and managing associated price risks and legacy contracts.
      The assets remaining in our Power segment are used to serve customers under long-term power sales contracts or sell power to the open market in spot market transactions. Prior to January 1, 2006, our Field Services segment provided processing and gathering services. As of January 1, 2006, our Field Services segment ceased to be a business segment as we had divested of substantially all of its operations.
      We are a Delaware corporation with principal executive offices in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

Summary of the Terms of the Exchange Offers

Old Notes	On December 28, 2005 and January 9, 2006, we issued in a private placement the old notes of the series listed under “Category A” in the table appearing on the front cover of this prospectus, which we refer to as the Category A old notes. The old notes of the series listed under “Category B” in the table appearing on the front cover of this prospectus, which we refer to as the Category B old notes, were originally issued by our subsidiary, El Paso CGP Company, L.L.C., which we refer to as CGP. Effective as of December 31, 2005, we assumed all of CGP’s obligations under the Category B old notes and the indentures under which such notes were issued, such that we are now the sole obligor in respect of the Category B old notes. In this prospectus, we refer to the Category A old notes and the Category B old notes collectively as the old notes.

Registration Rights Agreement	Pursuant to the registration rights agreement between us and the initial purchasers of the Category A old notes entered into in connection with the private placement of the Category A old notes, we have agreed to offer, in 20 separate exchange offers, to exchange the old notes for up to $1,971,573,000 aggregate principal amount of notes that are being offered hereby. We refer to the notes issued for the old notes in the exchange offers as the new notes. We have filed the registration statement of which this prospectus forms a part to meet our obligations under the registration rights agreement. If we fail to satisfy these obligations, we will be required to pay liquidated damages to holders of the Category A old notes under specified circumstances.

The Exchange Offers	We are offering to exchange the old notes of each series listed on the front cover of this prospectus for the same aggregate principal amount of new notes of the corresponding series indicated in this prospectus under the heading “The Exchange Offers — Terms of the Exchange Offers,” the offers and sales of which have been registered under the Securities Act. The old notes may be tendered only in $1,000 increments. We will exchange for new notes all old notes that are validly tendered and not withdrawn prior to the expiration of the applicable exchange offer. We will cause each exchange to be effected promptly after the expiration date of the applicable exchange offer.

The new notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture that governs the Category A old notes. Because we have registered the offers and sales of the new notes, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their outstanding notes accepted in the exchange offers will have no registration rights.

If You Fail to Exchange Your Old Notes	If you do not exchange your Category A old notes for new notes in the exchange offers, your Category A old notes will continue to be subject to the restrictions on transfer provided in the Category A old notes and the indenture governing those notes. In general, you may not offer or sell your Category A old notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

The current trading market for the Category B old notes is limited. If you do not exchange your Category B old notes for new notes in the exchange offers, the trading market for your Category B old notes will become more limited and could cease to exist due to the reduction in the amount of the Category B old notes outstanding upon consummation of the exchange offers.

Procedures for Tendering Your Old Notes	If you wish to tender your old notes for new notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the old notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the old notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the new notes you receive will be acquired in the ordinary course of your business;

• you are not participating, and you have no arrangement or understanding with any person or entity to participate, in the distribution of the new notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering old notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your old notes pursuant to the exchange offers. See “The Exchange Offers — Procedures for Tendering Old Notes.” Please do not send your letter of transmittal or certificates representing your old notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offers — Exchange Agent.”

Resale of the New Notes	Except as provided below, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

• you are acquiring new notes in the ordinary course of your business,

• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the new notes,

• you are not our affiliate, and

• you are not a broker-dealer tendering old notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered the exchange offers in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to the exchange offers. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offers without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Expiration Date	Each exchange offer will expire at 5:00 p.m., New York City time, on August 21, 2006, unless we decide to extend such expiration date. We do not currently intend to extend any of the exchange offers.

Conditions to the Exchange Offers	Each of the exchange offers is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent	We have appointed HSBC Bank USA, National Association, as exchange agent for the exchange offers. You can reach the exchange agent at the address set forth on the back cover of this prospectus. For more information with respect to the exchange offers, you may call the exchange agent at (718) 488-4475; the fax number for the exchange agent is (718) 488-4488.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date of the applicable exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offers — Withdrawal of Tenders.”

Federal Income Tax Consequences	An exchange of old notes for the new notes in the exchange offers will not be a taxable transaction for U.S. federal income tax purposes. See “United States Federal Income Tax Consequences.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are validly tendered in the exchange offers prior to the applicable expiration date. See “The Exchange Offers — Procedures for Tendering Old Notes.” The new notes issued pursuant to an exchange offer will be delivered promptly following the expiration date of such exchange offer.

Summary of the Terms of the New Notes

Issuer	El Paso Corporation

New Notes	• $200,000,000 in aggregate principal amount of 6.50% Senior Notes due 2008;

• $215,000,000 in aggregate principal amount of 7.625% Senior Notes due 2008;

• $200,000,000 in aggregate principal amount of 6.375% Senior Notes due 2009;

• $400,000,000 in aggregate principal amount of 7.75% Senior Notes due 2010;

• $56,573,000 in aggregate principal amount of 10 3/4 % Senior Notes due 2010;

• $150,000,000 in aggregate principal amount of 9 5/8 % Senior Notes due 2012;

• $200,000,000 in aggregate principal amount of 6.70% Senior Notes due 2027;

• $200,000,000 in aggregate principal amount of 6.95% Senior Notes due 2028;

• $150,000,000 in aggregate principal amount of 7.750% Medium Term Notes; and

• $200,000,000 in aggregate principal amount of 7.42% Senior Notes due 2037.

Principal Amount, Interest, Redemption and Maturity	Except as otherwise described below, each new note issued in exchange for an old note will have the same principal amount, interest rate, redemption terms, interest payment dates and maturity as the old note, and will accrue interest from the most recent interest payment date of the old note. Notwithstanding the foregoing, each new note issued in exchange for a Category B old 7.75% senior debenture due October 15, 2035 will have the same interest rate, redemption terms, interest payment dates and maturity as, and will accrue interest from the most recent interest payment date of, the Category A old 7.75% senior notes due 2032.

Ranking	The new notes rank equally with all of our existing and future senior unsecured debt. Because we are a holding company and conduct substantially all of our operations exclusively through our subsidiaries, the new notes effectively have a position junior to the claims of creditors, including trade creditors, of our subsidiaries and holders of the unsecured and secured debt of our subsidiaries. As of March 31, 2006, we had approximately $8.5 billion of senior unsecured debt, and our subsidiaries had approximately $7.4 billion of secured and unsecured debt. These amounts exclude El Paso’s $3 billion secured credit agreement, under which a $1.2 billion term loan and $1.6 billion of letters of credit were outstanding as of March 31, 2006.

Use of Proceeds	We will not receive any proceeds from the exchange of the outstanding old notes for the new notes. See “Use of Proceeds.”

Denomination	The new notes will be issued in denominations of $1,000 and whole multiples of $1,000.

Differences Between Old Notes and New Notes	The Category A old notes were issued under the 1999 indenture described below under “The Exchange Offers — Definitions.” The 1999 indenture will also govern the new notes, and the terms of each series of new notes are substantially the same in all material respects as the terms of the corresponding series of Category A old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages.

Each series of Category B old notes was issued under one of the Category B indentures described below under “The Exchange Offers — Definitions.” The Category B indentures and the 1999 indenture differ in certain respects, including as follows:

• the 1999 indenture restricts our ability to create, assume, incur or suffer to exist any lien on our and our subsidiaries’ principal property; and

• the 1999 indenture restricts our ability to engage in sale-leaseback transactions.

See “The Exchange Offers,” “Description of the Differences Between Old Notes and New Notes” and “Description of the New Notes.”

Risk Factors	You should read the “Risk Factors” section beginning on page 11, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with the exchange of the outstanding old notes for the new notes.

Selected Financial Data
      The following historical selected financial data excludes our south Louisiana gathering and processing operations, certain international power operations, certain of our international natural gas and oil production operations and our petroleum markets and coal mining businesses, all of which are presented as discontinued operations in our financial statements for all periods. The selected financial data below should be read together with (1) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included in our May 12, 2006 Form 8-K and (2) “Part I, Item 1, Financial Statements” and “Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2006 First Quarter Form 10-Q. These selected historical results are not necessarily indicative of results to be expected in the future.

	As of or for the
	Three Months
	Ended
	March 31,		As of or for the Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(Unaudited)
	(In millions, except per common share amounts)
Operating Results Data:
Operating revenues(1)	$1,531	$1,088	$3,970	$5,288	$6,158	$6,455	$9,871
Income (loss) from continuing operations(2)	$375	$113	$(352)	$(904)	$(662)	$(1,336)	$(267)
Net income (loss) available to common stockholders	$346	$106	$(633)	$(947)	$(1,883)	$(1,875)	$(447)
Income (loss) per common share from continuing operations
Basic	$0.56	$0.18	$(0.59)	$(1.41)	$(1.11)	$(2.39)	$(0.53)
Diluted	$0.52	$0.18	$(0.59)	$(1.41)	$(1.11)	$(2.39)	$(0.53)
Cash dividends declared per common share	$0.04	$0.04	$0.16	$0.16	$0.16	$0.87	$0.85
Average common shares outstanding
Basic	656	640	646	639	597	560	505
Diluted	724	642	646	639	597	560	505
Financial Position Data:
Total assets(1)	$30,601		$31,838	$31,383	$36,968	$41,947	$44,273
Long-term financing obligations(3)	16,232		17,023	18,241	20,000	16,105	12,690
Securities of subsidiaries(3)	32		31	367	447	3,421	4,013
Stockholders’ equity	3,882		3,389	3,438	4,346	5,749	6,666

(1)	Decreases were a result of asset sales activities during these periods. See “Financial Statements and Supplementary Data, Note 3,” of our May 12, 2006 Form 8-K and our 2006 First Quarter Form 10-Q.

(2)	We incurred net losses of $42 million in 2005, $1.1 billion in 2004, $1.2 billion in 2003 and $0.9 billion in 2002 related to gains, losses and impairments of assets and equity investments as well as restructuring charges related to industry changes and the realignment of our businesses under our strategic plan. In 2003, we also entered into an agreement in principle to settle claims associated with the western energy crisis of 2000 and 2001. This settlement resulted in charges of $59 million in 2005, $104 million in 2003 and $899 million in 2002, before income taxes. In addition, we incurred ceiling test charges of $5 million, $5 million and $1.9 billion in 2003, 2002 and 2001 on our full cost natural gas and oil properties. During 2001, we merged with The Coastal Corporation and incurred costs and asset impairments related to this merger that totaled approximately $1.5 billion. For further discussions of events affecting comparability of our results in 2006, 2005, 2004 and 2003, see (i) “Financial Statements and Supplementary Data, Notes 2 through 5,” of our May 12, 2006 Form 8-K and (ii) “Financial Statements, Notes 2 through 4,” of our 2006 First Quarter Form 10-Q.

(3)	The increases in total long-term financing obligations in 2002 and 2003 was a result of the consolidations of our Chaparral and Gemstone power investments, the restructuring of other financing transactions, and in 2003, the reclassification of securities of subsidiaries as a result of our adoption of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Ratio of Earnings to Fixed Charges

						For the
						Three
						Months
						Ended
	For the Year Ended December 31,					March 31,

	2005	2004	2003	2002	2001	2006	2005

Ratio of earnings to fixed charges(1)	—	—	—	—	—	2.38	—

(1)	Earnings were inadequate to cover fixed charges by $711 million, $1,211 million, $1,241 million, $1,544 million and $449 million for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively, and $2 million for the three months ended March 31, 2005.
     For purposes of computing these ratios, earnings means pre-tax income (loss) from continuing operations before:

—	minority interests in consolidated subsidiaries;

—	income or loss from equity investees, adjusted to reflect actual distributions from equity investments; and

—	fixed charges;
less:

—	capitalized interest; and

—	preferred returns on consolidated subsidiaries.
      Fixed charges means the sum of the following:

—	interest costs, not including interest on rate refunds;

—	amortization of debt costs;

—	that portion of rental expense which we believe represents an interest factor; and

—	preferred stock dividends and preferred returns on consolidated subsidiaries.

RISK FACTORS
      Before you decide to participate in the exchange offers, you should consider the risks, uncertainties and factors that may adversely affect us that are discussed below.
Risks Related to Our Business

Our operations are subject to operational hazards and uninsured risks.
      Our operations are subject to the inherent risks normally associated with those operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires, adverse weather conditions (such as hurricanes and flooding) and other hazards, each of which could result in damage to or destruction of our facilities or damages to persons and property. In addition, our operations and assets face possible risks associated with acts of aggression. If any of these events were to occur, we could suffer substantial losses.
      While we maintain insurance against many of these risks to the extent and in amounts that we believe are reasonable, this insurance does not cover all risks. Many of our insurance coverages have material deductibles and self-insurance levels, as well as limits on our maximum recovery. As a result, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

The success of our pipeline business depends, in part, on factors beyond our control.
      Most of the natural gas and NGL we transport and store are owned by third parties. As a result, the volume of natural gas and NGL involved in these activities depends on the actions of those third parties and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current throughput, to renegotiate existing contracts as they expire or to remarket unsubscribed capacity on our pipeline systems:

•	service area competition;

•	expiration and/or turn back of significant contracts;

•	changes in regulation and action of regulatory bodies;

•	future weather conditions;

•	price competition;

•	drilling activity and availability of natural gas supplies;

•	decreased availability of conventional gas supply sources and the availability and timing of other gas supply sources, such as LNG;

•	decreased natural gas demand due to various factors, including increases in prices and the increased availability or popularity of alternative energy sources such as hydroelectric power;

•	increased costs of capital;

•	opposition to energy infrastructure development, especially in environmentally sensitive areas;

•	adverse general economic conditions;

•	expiration and/or renewal of existing interests in real property, including real property on Native American lands; and

•	unfavorable movements in natural gas and NGL prices in certain supply and demand areas.

The revenues of our pipeline businesses are generated under contracts that must be renegotiated periodically.
      Substantially all of our pipeline subsidiaries’ revenues are generated under contracts which expire periodically and must be renegotiated and extended or replaced. We cannot assure you that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts.
      In particular, our ability to extend and replace contracts could be adversely affected by factors we cannot control, including:

•	competition by other pipelines, including the change in rates or upstream supply of existing pipeline competitors, as well as the proposed construction by other companies of additional pipeline capacity or LNG terminals in markets served by our interstate pipelines;

•	changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts or turn back their capacity when their contracts expire;

•	reduced demand and market conditions in the areas we serve;

•	the availability of alternative energy sources or gas supply points; and

•	regulatory actions.
      If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues, earnings and cash flows.

Fluctuations in energy commodity prices could adversely affect our pipeline businesses.
      Revenues generated by our transmission, storage and LNG contracts depend on volumes and rates, both of which can be affected by the prices of natural gas, LNG and NGL. Increased prices could result in a reduction of the volumes transported by our customers, such as power companies who, depending on the price of fuel, may not dispatch gas-fired power plants. Increased prices could also result in industrial plant shutdowns or load losses to competitive fuels as well as local distribution companies’ loss of customer base. The success of our transmission, storage and LNG operations is subject to continued development of additional oil and natural gas reserves and our ability to access additional supplies from interconnecting pipelines or LNG facilities to offset the natural decline from existing wells connected to our systems. A decline in energy prices could cause a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission, storage and processing through our systems. Pricing volatility may, in some cases, impact the value of under or over recoveries of retained gas, imbalances and system encroachments. If natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other natural gas producing regions, our ability to compete with other transporters may be negatively impacted. Furthermore, fluctuations in pricing between supply sources and market areas could negatively impact our transportation revenues. Fluctuations in energy prices are caused by a number of factors, including:

•	regional, domestic and international supply and demand;

•	availability and adequacy of transportation facilities;

•	energy legislation;

•	federal and state taxes, if any, on the sale or transportation of natural gas and NGL;

•	abundance of supplies of alternative energy sources; and

•	political unrest among oil producing countries.

The expansion of our pipeline systems by constructing new facilities subjects us to construction and other risks that may adversely affect the financial results of our pipeline businesses.
      We may expand the capacity of our existing pipeline, storage or LNG facilities by constructing additional facilities. Construction of these facilities is subject to various regulatory, development and operational risks, including:

•	the ability to obtain all necessary approvals and permits by regulatory agencies on a timely basis on terms that are acceptable to us;

•	potential changes of federal, state and local statutes and regulations, including environmental requirements that prevent a project from proceeding or increase the anticipated cost of the expansion project;

•	impediments on our ability to acquire rights-of-ways or land rights on a timely basis or within our anticipated costs;

•	the ability to construct projects within anticipated costs, including the risk that we may incur cost overruns resulting from inflation or increased costs of equipment, materials, labor, or other factors beyond our control, that may be material;

•	anticipated future growth in natural gas supply does not materialize; and

•	the lack of transportation, storage or throughput commitments that result in write-offs of development costs.
      Any of these risks could prevent a project from proceeding, delay its completion or increase its anticipated costs. As a result, new facilities may not achieve our expected investment return, which could adversely affect our financial position or results of operations.

Natural gas and oil prices are volatile. A substantial decrease in natural gas and oil prices could adversely affect the financial results of our exploration and production business.
      Our future financial condition, revenues, results of operations, cash flows and future rate of growth depend primarily upon the prices we receive for our natural gas and oil production. Natural gas and oil prices historically have been volatile and are likely to continue to be volatile in the future, especially given current world geopolitical conditions. The prices for natural gas and oil are subject to a variety of additional factors that are beyond our control. These factors include:

•	the level of consumer demand for, and the supply of, natural gas and oil;

•	commodity processing, gathering and transportation availability;

•	the level of imports of, and the price of, foreign natural gas and oil;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	domestic governmental regulations and taxes;

•	the price and availability of alternative fuel sources;

•	the availability of pipeline capacity;

•	weather conditions;

•	market uncertainty;

•	political conditions or hostilities in natural gas and oil producing regions;

•	worldwide economic conditions; and

•	decreased demand for the use of natural gas and oil because of market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.
      Further, because the majority of our proved reserves at December 31, 2005 were natural gas reserves, we are substantially more sensitive to changes in natural gas prices than we are to changes in oil prices. Declines in natural gas and oil prices would not only reduce revenue, but could reduce the amount of natural gas and oil that we can produce economically and, as a result, could adversely affect the financial results of our exploration and production business. Changes in natural gas and oil prices can have a significant impact on the calculation of our full cost ceiling test. A significant decline in natural gas and oil prices could result in a downward revision of our reserves and a write-down of the carrying value of our natural gas and oil properties, which could be substantial, and would negatively impact our net income, stockholders’ equity and the value of the notes.

The success of our exploration and production business is dependent, in part, on factors that are beyond our control.
      The performance of our exploration and production business is dependent upon a number of factors that we cannot control, including:

•	the results of future drilling activity;

•	the availability of rigs, equipment and labor to support drilling activity and production operations;

•	our ability to identify and precisely locate prospective geologic structures and to drill and successfully complete wells in those structures in a timely manner;

•	our ability to expand our leased land positions in desirable areas, which often are subject to intensely competitive conditions;

•	increased competition in the search for and acquisition of reserves;

•	significant increases in future drilling, production and development costs, including drilling rig rates and oil field services costs;

•	adverse changes in future tax policies, rates, and drilling or production incentives by state, federal, or foreign governments;

•	increased federal or state regulations, including environmental regulations, that limit or restrict the ability to drill natural gas or oil wells, reduce operational flexibility, or increase capital and operating costs;

•	our lack of control over jointly owned properties and properties operated by others;

•	the availability of alternative sources of energy;

•	declines in production volumes, including those from the Gulf of Mexico; and

•	continued access to sufficient capital to fund drilling programs to develop and replace a reserve base with rapid depletion characteristics.

Our natural gas and oil drilling and producing operations involve many risks and may not be profitable.
      Our operations are subject to all the risks normally incident to the operation and development of natural gas and oil properties and the drilling of natural gas and oil wells, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of natural gas, oil, brine or well fluids, release of contaminants into the environment and other environmental hazards and risks. Additionally, our offshore operations may encounter usual marine perils, including hurricanes and other adverse weather conditions, damage from collisions with vessels, governmental regulations and interruption or termination by governmental authorities based on environmental and other considerations. Each of these risks could result in damage to property, injuries to people or the shut in of existing production as damaged energy infrastructure is repaired or replaced.
      We maintain insurance coverage to reduce exposure to potential losses resulting from these operating hazards. The nature of the risks is such that some liabilities could exceed our insurance policy limits, or, as in the case of environmental fines and penalties, cannot be insured. As a result, we could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition.
      Our drilling operations are also subject to the risk that we will not encounter commercially productive reservoirs. New wells drilled by us may not be productive, or we may not recover all or any portion of our investment in those wells. Drilling for natural gas and oil can be unprofitable, not only because of dry holes but wells that are productive may not produce sufficient net reserves to return a profit at then realized prices after deducting drilling, operating and other costs.

Estimating our reserves, production and future net cash flow is difficult.
      Estimating quantities of proved natural gas and oil reserves is a complex process that involves significant interpretations and assumptions. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical, and engineering data. It also requires making estimates based upon economic factors, such as natural gas and oil prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. Due to a lack of substantial, if any, production data, there are greater uncertainties in estimating proved undeveloped reserves, proved non-producing reserves and proved developed reserves that are early in their production life. As a result, our reserve estimates are inherently imprecise. Also, we use a 10 percent discount factor for estimating the value of our reserves, as prescribed by the SEC, which may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our exploration and production business or the natural gas and oil industry, in general, are subject. Any significant variations from the interpretations or assumptions used in our estimates or changes of conditions could cause the estimated quantities and net present value of our reserves to differ materially.
      Our reserve data represents an estimate. You should not assume that the present values referred to or incorporated by reference in this prospectus represent the current market value of our estimated natural gas and oil reserves. The timing of the production and the expenses related to the development and production of natural gas and oil properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. Changes in the present value of these reserves could cause a write-down in the carrying value of our natural gas and oil properties, which could be substantial, and would negatively affect our net income, stockholders’ equity and the value of the notes.
      A portion of our estimated proved reserves are undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, but future events, including commodity price changes, may cause these assumptions to change.

The success of our exploration and production business depends upon our ability to replace reserves that we produce.
      Unless we successfully replace the reserves that we produce, our reserves will decline, eventually resulting in a decrease in natural gas and oil production and lower revenues and cash flows from operations. We historically have replaced reserves through both drilling and acquisitions. The business of exploring for, developing or acquiring reserves requires substantial capital expenditures. Our operations require continued access to sufficient capital to fund drilling programs to develop and replace a reserve base with rapid depletion characteristics. If we do not continue to make significant capital expenditures, or if our capital resources become limited, we may not be able to replace the reserves that we produce, which would negatively affect our future revenues, cash flows and results of operations.

We face competition from third parties to acquire and develop natural gas and oil reserves.
      The natural gas and oil business is highly competitive in the search for and acquisition of reserves. We must identify and precisely locate prospective geologic structures, drill and successfully complete wells in those structures in a timely manner. Our ability to expand our leased land positions in desirable areas is impacted by intensely competitive leasing conditions. Competition for reserves and producing natural gas and oil properties is intense and many of our competitors have financial and other resources that are substantially greater than those available to us. Our competitors include the major and independent natural gas and oil companies, individual producers, gas marketers and major pipeline companies, as well as participants in other industries supplying energy and fuel to industrial, commercial and individual consumers. If we are unable to compete effectively in the acquisition and development of reserves, our future profitability may be negatively impacted. Ultimately, our future success in the production business is dependent on our ability to find or acquire additional reserves at costs that allow us to remain competitive.

Our use of derivative financial instruments could result in financial losses.
      Some of our subsidiaries use futures, swaps and option contracts traded on the New York Mercantile Exchange, over-the-counter options and price and basis swaps with other natural gas merchants and financial institutions. To the extent we have positions that are not designated or qualify as hedges, changes in commodity prices, interest rates, volatility, correlation factors and the liquidity of the market could cause our revenues, net income and cash requirements to be volatile.
      We could incur financial losses in the future as a result of volatility in the market values of the energy commodities we trade, or if one of our counterparties fails to perform under a contract. The valuation of these financial instruments involves estimates. Changes in the assumptions underlying these estimates can occur, changing our valuation of these instruments and potentially resulting in financial losses. To the extent we hedge our commodity price exposure and interest rate exposure, we forego the benefits we would otherwise experience if commodity prices or interest rates were to change favorably. The use of derivatives could require the posting of collateral with our counterparties which can impact our working capital (current assets and liabilities) and liquidity when commodity prices or interest rates change. For additional information concerning our derivative financial instruments, see (i) “Quantitative and Qualitative Disclosures About Market Risk” and “Financial Statements and Supplementary Data, Note 10” of our May 12, 2006 Form 8-K and (ii) “Part I, Item 1, Financial Statements, Note 7” and “Part I, Item 3, Quantitative and Qualitative Disclosures About Market Risk” of our 2006 First Quarter Form 10-Q.

Our businesses are subject to the risk of payment defaults by our counterparties.
      We frequently extend credit to our counterparties following the performance of credit analysis. Despite performing this analysis, we are exposed to the risk that we may not be able to collect amounts owed to us. Although in many cases we have collateral to secure the counterparty’s performance, it could be inadequate and we could suffer losses.

Our foreign operations and investments involve special risks.
      Our activities in areas outside the United States, including material investment exposure in our power, pipeline and exploration and production projects in Brazil (see (i) “Financial Statements and Supplementary Data, Note 16” of our May 12, 2006 Form 8-K and (ii) “Part I, Item 1, Financial Statements, Note 9” of our 2006 First Quarter Form 10-Q), are subject to the risks inherent in foreign operations, including:

•	loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, wars, insurrection and other political risks;

•	the effects of currency fluctuations and exchange controls, such as devaluation of foreign currencies and other economic problems; and

•	changes in laws, regulations and policies of foreign governments, including those associated with changes in the governing parties.

Retained liabilities associated with businesses that we have sold could exceed our estimates, and we could experience difficulties in managing these liabilities.
      We have sold a significant number of assets over the years, including the sale of many assets since 2001. Pursuant to various purchase and sale agreements relating to businesses and assets sold, we have either retained certain liabilities or indemnified certain purchasers against liabilities that they might incur in the future. These liabilities in many cases relate to breaches of warranties, environmental, asset maintenance, tax, litigation, personal injury and other representations that we have provided. Although we believe that we have established appropriate reserves for these liabilities, we could be required to accrue additional reserves in the future and these amounts could be material. In addition, as we exit businesses, we have experienced substantial reductions and turnover in our workforce that previously supported the ownership and operation of such assets. There is the risk that such reductions and turnover in our workforce prior to closing could result in difficulties in managing the businesses that we are exiting or managing the liabilities retained after closing, including a reduction in historical knowledge of the assets and businesses in managing the liabilities or defending any associated litigation.
Risks Related to Legal and Regulatory Matters

The outcome of pending governmental investigations could be materially adverse to us.
      We are subject to numerous governmental investigations including those involving allegations of round trip trades, price reporting of transactional data to the energy trade press, natural gas and oil reserve revisions, accounting treatment of certain hedges of our anticipated natural gas production, sales of crude oil of Iraqi origin under the United Nation’s Oil for Food Program and the rupture of one of our pipelines near Carlsbad, New Mexico. These investigations involve, among others, one or more of the following governmental agencies: the SEC, the Federal Energy Regulatory Commission, or FERC, a grand jury of the U.S. District Court for the Southern District of New York, the U.S. Senate Permanent Subcommittee of Investigations, the House of Representatives International Relations Subcommittee, the U.S. Department of Transportation Office of Pipeline Safety and the Department of Justice. We are cooperating with the governmental agency or agencies in each of these investigations. The outcome of each of these investigations is uncertain. Because of the uncertainties associated with the ultimate outcome of each of these investigations and the costs to El Paso of responding and participating in these on-going investigations, no assurance can be given that the ultimate costs and sanctions, if any, that may be imposed upon us will not have a material adverse effect on our business, financial condition or results of operation.

The agencies that regulate our pipeline businesses and their customers affect our profitability.
      Our pipeline businesses are regulated by the FERC, the U.S. Department of Transportation, the U.S. Department of Interior, and various state, local and tribal regulatory agencies. Regulatory actions taken by those agencies have the potential to adversely affect our profitability. In particular, the FERC regulates the rates our pipelines are permitted to charge their customers for their services. In setting authorized rates of return in recent FERC decisions, the FERC has utilized a proxy group of companies that includes local distribution companies that are not faced with as much competition or risks as interstate pipelines. The inclusion of these lower risk companies may create downward pressure on tariff rates when subjected to review by the FERC in future rate proceedings. If our pipelines’ tariff rates were reduced or re-designed in a future proceeding, if our pipelines’ volume of business under their currently permitted rates was decreased significantly, or if our pipelines were required to substantially discount the rates for their services because of competition or because of regulatory pressure, the profitability of our pipeline businesses could be reduced.

      In addition, increased regulatory requirements relating to the integrity of our pipelines requires additional spending in order to maintain compliance with these requirements. Any additional requirements that are enacted could significantly increase the amount of these expenditures.
      Further, state agencies that regulate our pipelines’ local distribution company customers could impose requirements that could impact demand for our pipelines’ services.

Environmental compliance and remediation costs and the costs of environmental liabilities could exceed our estimates.
      Our operations are subject to various environmental laws and regulations regarding compliance and remediation obligations. Compliance obligations can result in significant costs to install and maintain pollution controls, fines and penalties resulting from any failure to comply, and potential limitations on our operations. Remediation obligations can result in significant costs associated with the investigation and remediation or clean-up of contaminated properties (some of which have been designated as Superfund sites by the Environmental Protection Agency, or EPA, under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA), as well as damage claims arising out of the contamination of properties or impact on natural resources. It is not possible for us to estimate exactly the amount and timing of all future expenditures related to environmental matters because of:

•	the uncertainties in estimating pollution control and clean up costs, including for sites for which only preliminary site investigation or assessments have been completed;

•	the discovery of new sites or additional information at existing sites;

•	the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and

•	the nature of environmental laws and regulations, including the interpretation and enforcement thereof.
      Currently, various legislative and regulatory measures to address greenhouse gas, or GHG, emissions (including carbon dioxide and methane) are in various phases of discussion or implementation. These include the Kyoto Protocol, proposed federal legislation and state actions to develop statewide or regional programs, each of which have imposed or would impose reductions in GHG emissions. These actions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any GHG emissions program. These actions could also impact the consumption of natural gas and oil, thereby affecting our pipeline and exploration and production operations.
      Although we believe we have established appropriate reserves for our environmental liabilities, we could be required to set aside additional amounts due to these uncertainties which could significantly impact our future consolidated results of operations, cash flows or financial position. For additional information concerning our environmental matters, see (i) “Part I, Item 3, Legal Proceedings” of our 2005 Form 10-K, (ii) “Financial Statements and Supplementary Data, Note 16” of our May 12, 2006 Form 8-K and (iii) “Part I, Item 1, Financial Statements, Note 9” and “Part II, Item 1, Legal Proceedings” of our 2006 First Quarter Form 10-Q.

Costs of litigation matters and other contingencies could exceed our estimates.
      We are involved in various lawsuits in which we or our subsidiaries have been sued. We also have other contingent liabilities and exposures. Although we believe we have established appropriate reserves for these liabilities, we could be required to set aside additional reserves in the future and these amounts could be material. For additional information concerning our litigation matters and other contingent liabilities, see (i) “Financial Statements and Supplementary Data, Note 16” of our May 12, 2006 Form 8-K and (ii) “Part I, Item 1, Financial Statements, Note 9” of our 2006 First Quarter Form 10-Q.

Our system of internal controls is designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes. A loss of public confidence in the quality of our internal controls or disclosures could have a negative impact on us.
      Our system of internal controls is designed to provide reasonable assurance that the objectives of the control system are met. However, any system of internal controls is subject to inherent limitations and the design of our controls may not provide absolute assurances that all of our objectives will be entirely met. This includes the possibility that controls may be inappropriately circumvented or overridden, that judgments in decision-making can be faulty and that misstatements due to errors or fraud may not be prevented or detected.
Risks Related to Our Liquidity

We have significant debt and below investment grade credit ratings, which have impacted and will continue to impact our financial condition, results of operations and liquidity.
      We have significant debt, debt service and debt maturity obligations. The ratings assigned to our senior unsecured indebtedness are below investment grade, currently rated B2 by Moody’s Investor Service (Moody’s) and B by Standard & Poor’s. These ratings have increased our cost of capital and our operating costs, particularly in our trading operations, and could impede our access to capital markets. Moreover, we must retain greater liquidity levels to operate our business than if we had investment grade credit ratings. If our ability to generate or access capital becomes significantly restrained, our financial condition and future results of operations could be significantly adversely affected. See (i) “Financial Statements and Supplementary Data, Note 14” of our May 12, 2006 Form 8-K and (ii) “Part I, Item 1, Financial Statements, Note 8” of our 2006 First Quarter Form 10-Q for a further discussion of our debt.

We may not achieve our targeted level of debt reduction or complete our asset sales in a timely manner or at all.
      Our ability to achieve our announced targets to reduce our debt obligations and complete asset sales, as well as the timing of their achievement, is subject, in part, to factors beyond our control. These factors include our ability to locate potential buyers in a timely fashion and obtain a reasonable price, and our ability to preserve sufficient cash flow to service our debt and other obligations. If we fail to achieve these targets in a timely manner, our liquidity or financial position could be materially adversely affected. In addition, it is possible that our asset sales could be at prices that are below the current book value for the assets, which could result in losses that could be substantial.

A breach of the covenants applicable to our debt and other financing obligations could affect our ability to borrow funds and could accelerate our debt and other financing obligations and those of our subsidiaries.
      Our debt and other financing obligations contain restrictive covenants, which become more restrictive over time, and cross-acceleration provisions. A breach of any of these covenants could preclude us or our subsidiaries from issuing letters of credit and from borrowing under our credit agreements, and could accelerate our debt and other financing obligations and those of our subsidiaries. If this were to occur, we might not be able to repay such debt and other financing obligations.
      Some of our credit agreements are collateralized by our equity interests in ANR Pipeline Company, Colorado Interstate Gas Company, El Paso Natural Gas Company, Southern Gas Storage Company (which owns an interest in Bear Creek Storage Company), ANR Storage Company, Tennessee Gas Pipeline Company and certain natural gas and oil reserves. A breach of the covenants under these agreements could permit the lenders to exercise their rights to the collateral, and we could be required to sell these collateral interests.

We are subject to financing and interest rate exposure risks.
      Our future success depends on our ability to access capital markets and obtain financing at cost effective rates. This is dependent on a number of factors, many of which we cannot control, including changes in:

•	our credit ratings;

•	interest rates;

•	the structured and commercial financial markets;

•	market perceptions of us or the natural gas and energy industry;

•	tax rates due to new tax laws;

•	our stock price; and

•	market prices for energy.
      In addition, although we hedge a portion of our exposure to interest rate movements, our financial condition and liquidity could be adversely affected if there is a negative movement in interest rates.
Risks Related to the Notes and the Exchange Offers

You will have little protection under the terms of the notes in the event of a highly leveraged transaction or change of control.
      The notes do not contain provisions that will afford you protection in the event of a highly leveraged transaction or change in control, including a takeover, other mergers, recapitalization or similar restructuring, a sale of substantially all of our assets or similar transactions. These types of transactions may adversely affect our financial and operating condition, our creditworthiness and the investment quality of our securities. Consequently, your investment in the notes may be materially adversely affected.

There is no public market for the new notes, and if an active trading market does not develop for the new notes, you may not be able to resell them.
      Although the issuance of the new notes will be registered under the Securities Act, they will constitute a new issue of securities with no established trading market. We cannot assure you that an active trading market will develop. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for quotation on any automated dealer quotation system.

As a holding company, we will depend on our subsidiaries for funds to meet our payment obligations under the notes.
      The notes are exclusively our obligations and not obligations of our subsidiaries. As a holding company, we conduct substantially all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends, other distributions, loans or other payments of funds from our subsidiaries to meet our debt service and other obligations, including our obligations relating to the notes.
      Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

      The indentures governing the notes, subject to certain restrictions, permit us to incur additional secured indebtedness and permit our subsidiaries to incur additional secured and unsecured indebtedness, all of which would in effect be senior to the notes. The indentures also permit certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions or repurchase of the notes and on the ability of those subsidiaries to make distributions, loans, other payments or asset transfers to us. As of March 31, 2006, after giving effect to our assumption of the Category B old notes, our subsidiaries had approximately $7.4 billion of secured and unsecured debt. The indentures and other credit facilities of certain of our subsidiaries include limitations on the ability of such subsidiaries to pay dividends or make other distributions to us. For references to restrictive covenants to which we and our subsidiaries are subject, see (i) Note 14 to our consolidated financial statements included in our May 12, 2006 Form 8-K and (ii) Note 8 to our unaudited consolidated financial statements included in our 2006 First Quarter Form 10-Q, each of which is incorporated herein by reference. If such indentures or other financing agreements of our subsidiaries limit the ability of such subsidiaries to pay dividends or make distributions to us, our ability to pay interest or principal on the notes could be adversely affected.

If a liquidation or reorganization of our subsidiaries occurs, payments under the notes will be effectively subordinated in right of payment to certain obligations of our subsidiaries.
      Because our subsidiaries are separate and distinct legal entities, our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

If you fail to follow the exchange offer procedures, your old notes will not be accepted for exchange.
      We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offers only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your old notes. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal, and all other required documents by the expiration date of the applicable exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your old notes, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your Category A old notes for new notes, your Category A old notes will continue to be subject to the existing transfer restrictions and you may not be able to sell them.
      We did not register offers and sales of the Category A old notes, nor do we intend to do so following the exchange offers. Category A old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold Category A old notes after the exchange offers, you may not be able to sell them. To the extent any Category A old notes are tendered and accepted in the exchange offers, the trading market, if any, for the Category A old notes that remain outstanding after the exchange offers may be adversely affected due to a reduction in market liquidity.

The liquidity of the Category B old notes that are not exchanged will be reduced.
      The current trading market for the Category B old notes is limited. The trading market for unexchanged Category B old notes will become more limited and could cease to exist due to the reduction in the amount of the Category B old notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Category B old notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Category B old notes will exist, develop or be maintained or as to the prices at which the unexchanged Category B old notes may be traded.
USE OF PROCEEDS
      The exchange offers are intended to satisfy our obligations under the registration rights agreement relating to the old notes. We will not receive any proceeds from the issuance of the new notes and have agreed to pay all expenses of the exchange offers. In exchange for issuing the new notes, we will receive a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, issuing the new notes will not result in any increase in our outstanding debt.
THE EXCHANGE OFFERS
Terms of the Exchange Offers
      In 20 separate exchange offers, we are offering:

•	in exchange for each $1,000 in principal amount of outstanding Category A old 6.50% senior notes due 2008, $1,000 in principal amount of our new 6.50% senior notes due 2008;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 7.625% senior notes due 2008, $1,000 in principal amount of our new 7.625% senior notes due 2008;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 6.375% senior notes due 2009, $1,000 in principal amount of our new 6.375% senior notes due 2009;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 7.75% senior notes due 2010, $1,000 in principal amount of our new 7.75% senior notes due 2010;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 10 3/4% senior notes due 2010, $1,000 in principal amount of our new 10 3/4 % senior notes due 2010;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 9 5/8% senior notes due 2012, $1,000 in principal amount of our new 9 5/8 % senior notes due 2012;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 6.70% senior notes due 2027, $1,000 in principal amount of our new 6.70% senior notes due 2027;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 6.95% senior notes due 2028, $1,000 in principal amount of our new 6.95% senior notes due 2028;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 7.75% senior notes due 2032, $1,000 in principal amount of our new 7.750% medium term notes;

•	in exchange for each $1,000 in principal amount of outstanding Category A old 7.42% senior notes due 2037, $1,000 in principal amount of our new 7.42% senior notes due 2037;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 6.50% senior debentures due June 1, 2008, $1,000 in principal amount of our new 6.50% senior notes due 2008;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 7.625% notes due 2008, $1,000 in principal amount of our new 7.625% senior notes due 2008;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 6.375% senior debentures due February 1, 2009, $1,000 in principal amount of our new 6.375% senior notes due 2009;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 7.75% notes due 2010, $1,000 in principal amount of our new 7.75% senior notes due 2010;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 10 3/4% senior debentures due October 1, 2010, $1,000 in principal amount of our new 10 3/4 % senior notes due 2010;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 9 5/8% senior debentures due May 15, 2012, $1,000 in principal amount of our new 9 5/8 % senior notes due 2012;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 6.70% senior debentures due February 15, 2027, $1,000 in principal amount of our new 6.70% senior notes due 2027;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 6.95% senior debentures due June 1, 2028, $1,000 in principal amount of our new 6.95% senior notes due 2028;

•	in exchange for each $1,000 in principal amount of outstanding Category B old 7.75% senior debentures due October 15, 2035, $1,000 in principal amount of our new 7.750% medium term notes; and

•	in exchange for each $1,000 in principal amount of outstanding Category B old 7.42% senior debentures due February 15, 2037, $1,000 in principal amount of our new 7.42% senior notes due 2037.
      Except as otherwise described in below, the principal amounts, interest rates, redemption terms and payment and maturity dates of a particular series of new notes offered in the exchange offers are the same as those of the corresponding series of old notes. Notwithstanding the foregoing, each new note issued in exchange for a Category B old 7.75% senior debenture due October 15, 2035 will have the same interest rate, redemption terms and payment and maturity dates as the Category A old 7.75% senior notes due 2032.
      Except as otherwise described below, the new notes you receive in exchange for old notes will accrue interest from the most recent date to which interest will have been paid on those old notes (as of the expiration date), and you will not receive a payment for accrued interest on old notes you exchange at the time of that exchange. Notwithstanding the foregoing:

•	the new 7.750% medium term notes received in exchange for any Category B old 7.75% senior debentures due October 15, 2035 will accrue interest from July 15, 2006, the most recent date to which interest will have been paid on the Category A old 7.75% senior notes due 2032 (as of the expiration date); and

•	upon consummation of that exchange, the holder of a Category B old 7.75% senior debenture due October 15, 2035 will receive a cash payment, which we refer to as cash exchange consideration, in an amount equal to the unpaid interest on such Category B old 7.75% senior debenture due October 15, 2035 that has accrued from, and including, April 15, 2006 (the most recent date to which interest has been paid on the Category B old 7.75% senior debentures due October 15, 2035) to, but excluding, July 15, 2006.
      The other terms of the new notes are substantially the same as the Category A old notes in all material respects, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages.

      In order to exchange your old notes for transferable new notes in the exchange offers, you will be required to make the following representations, which are included in the letter of transmittal:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering old notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes validly tendered in the applicable exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date of the applicable exchange offer.
      If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in connection with the exchange offers. We will pay all charges, expenses and transfer taxes in connection with the exchange offers, other than the taxes described below under “— Transfer Taxes.”
      We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing old notes into these exchange offers. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into any exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.
Expiration Date; Extensions; Termination; Amendments
      Each exchange offer will expire at 5:00 p.m., New York City time, on August 21, 2006, unless we extend such exchange offer, in which case the expiration date will be the latest date and time to which we extend such exchange offer.
      We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of old notes for exchange;

•	to terminate any exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offers” exist with respect to such exchange offer;

•	to waive any condition to any exchange offer;

•	to amend any of the terms of any exchange offer; and

•	to extend the expiration date and retain all old notes tendered in any exchange offer, subject to your right to withdraw your tendered old notes as described under “— Withdrawal of Tenders.”
      Any waiver or amendment to the exchange offer for a particular series of old notes will apply to all old notes of such series that have been tendered, regardless of when or in what order such old notes were tendered. However, any such waiver or amendment will not apply to the exchange offer for any other series of old notes. If an exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of an exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the applicable exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

      We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate any exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.
      In the event we terminate the exchange offer for a particular series of old notes, all old notes of such series previously tendered and not accepted for payment will be returned promptly to the tendering holders.
      In the event that the exchange offer for a particular series of old notes is withdrawn or otherwise not completed, new notes will not be given to holders of such old notes who have validly tendered their old notes of such series.
Resale of New Notes
      Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new notes issued under the exchange offers in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring new notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
      If you tender old notes in the exchange offers with the intention of participating in any manner in a distribution of the new notes:

•	you cannot rely on those interpretations by the SEC staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.
      Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.
Acceptance of Old Notes for Exchange
      We will accept for exchange old notes validly tendered pursuant to the applicable exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept old notes tendered for exchange subsequent to the expiration date of the applicable exchange offer. Tenders of old notes will be accepted only in denominations of $1,000 and integral multiples thereof.
      We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of old notes tendered under any exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer for a particular series of old notes and not accept for exchange any old notes of such series not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offers” have not been satisfied or waived by us with respect to such exchange offer or in order to comply in whole or in part with any applicable law.

      In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offers, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date of a given exchange offer, we will deposit the new notes issued in such exchange offer with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of old notes accepted for exchange after the exchange agent receives the new notes.
      If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments,” “— Withdrawal of Tenders” and “— Conditions of the Exchange Offers,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
      If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer,” such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the applicable exchange offer.
      Tendering holders of old notes exchanged in the exchange offers will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in “— Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offers.
Procedures for Tendering Old Notes
      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company
      The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offers are eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offers by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form
      For a holder to validly tender old notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described below.
      A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the applicable exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.
      Letters of transmittal and old notes should be sent only to the exchange agent, and not to us or to DTC.
      The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering old notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the applicable exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of old notes will be accepted.

Signature Guarantee
      Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes and the new notes are to be issued directly to such registered holder(s), or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the old notes are tendered for the account of an eligible institution.
      An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer
      The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the old notes may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the applicable exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery
      If you wish to tender your old notes and:

(1)	certificates representing your old notes are not lost but are not immediately available,

(2)	time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the applicable exchange offer, or

(3)	the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the applicable exchange offer, you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the applicable exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, overnight courier, registered or certified mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a)	set forth your name and address, the series name(s) and registered number(s) of your old notes and the principal amount of each series of old notes tendered;

(b)	state that the tender is being made thereby;

(c)	guarantee that, within three New York Stock Exchange trading days after the applicable expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d)	the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the applicable expiration date.

Other Matters
      New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your old notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.
      We will determine, in our sole discretion, all questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance and withdrawal of all tenders of old notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of old notes will not be considered valid. We reserve the absolute right to reject any or all tenders of old notes not validly tendered or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes.
      Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding.
      Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. We will not consider the tender of old notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of old notes of a particular series at any time prior to the expiration date of the exchange offer relating to such series.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “— Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn, and

•	identify the old notes to be withdrawn, including the series name(s) and principal amounts of the old notes.
      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers.
      Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of an exchange offer.

You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the applicable expiration date.
Conditions of the Exchange Offers
      Notwithstanding any other provisions of the exchange offer for a particular series of old notes, if, on or prior to the expiration date of such exchange offer, we determine, in our reasonable judgment, that such exchange offer, or the making of an exchange by a holder of such old notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered old notes of such series. We may also terminate, waive any conditions to or amend any such exchange offer. In addition, we may postpone the acceptance for exchange of tendered old notes of any series, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of an exchange offer.
Transfer Taxes
      We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offers. If, however:

•	new notes or old notes for principal amounts not exchanged, are to be delivered to or registered or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered certificates for old notes are registered in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of old notes to us or our order pursuant to the exchange offers, the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes or delivery or registering of the old notes.
Consequences of Failing to Exchange

Category A Old Notes
      If you do not exchange your Category A old notes for new notes in the exchange offers, you will remain subject to the restrictions on transfer of the Category A old notes:

•	as set forth in the legend printed on the Category A old notes as a consequence of the issuance of the Category A old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum and consent solicitation statement, as amended, distributed in connection with the private offerings of the Category A old notes.
      In general, you may not offer or sell the Category A old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Category A old notes under the Securities Act. As a result, if you hold Category A old notes after the exchange offers, you may not be able to sell them. To the extent any Category A old notes are tendered and accepted in the exchange offers, the trading market, if any, for the Category A old notes that remain outstanding after the exchange offers may be adversely affected due to a reduction in market liquidity.

Category B Old Notes
      The current trading market for the Category B old notes is limited. The trading market for unexchanged Category B old notes will become more limited and could cease to exist due to the reduction in the amount of the Category B old notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Category B old notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Category B old notes will exist, develop or be maintained or as to the prices at which the unexchanged Category B old notes may be traded.
Accounting Treatment
      The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of each exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers.
Exchange Agent
      HSBC Bank USA, National Association, has been appointed as the exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:
HSBC Bank USA, National Association
By Mail/ Hand/ Overnight Delivery:
HSBC Bank USA, National Association
Corporate Trust & Loan Agency
2 Hanson Place, 14th Floor
Brooklyn, NY 11217-1409
Attn: Paulette Shaw
For Assistance Call:
(718) 488-4475
Fax Number:
(718) 488-4488
Definitions
      The following are definitions of some terms used in this prospectus to describe the exchange offers:
      “1990 indenture” means the indenture dated as of October 1, 1990, by and between El Paso (as successor-in-interest to CGP) and The Bank of New York Trust Company, N.A. (as successor-in-interest to The Bank of New York), as trustee (governing the Category B old 10 3/4 % senior debentures due October 1, 2010), as amended and supplemented by (i) the first supplemental indenture thereto dated as of December 27, 2005 and (ii) the second supplemental indenture thereto dated as of December 31, 2005.
      “May 1992 indenture” means the indenture dated as of May 15, 1992, by and between El Paso (as successor-in-interest to CGP) and The Bank of New York Trust Company, N.A. (as successor-in-interest to The Bank of New York and Bank of Montreal Trust Company), as trustee, as amended and supplemented by (i) the first supplemental indenture thereto dated as of May 20, 1992 (governing the Category B old 9 5/8 % senior debentures due May 15, 2012), (ii) the second supplemental indenture thereto dated as of December 27, 2005 and (iii) the third supplemental indenture thereto dated as of December 31, 2005.
      “September 1992 indenture” means the indenture dated as of September 15, 1992, by and between El Paso (as successor-in-interest to CGP) and The Bank of New York Trust Company, N.A. (as successor-in-interest to The Bank of New York and NationsBank of Texas, National Association), as trustee, as amended and supplemented by (i) the second supplemental indenture thereto dated as of October 19, 1995 (governing the Category B old 7.75% senior debentures due October 15, 2035), (ii) the third supplemental indenture thereto dated as of December 27, 2005 and (iii) the fourth supplemental indenture thereto dated as of December 31, 2005.
      “1997 indenture” means the indenture dated as of February 24, 1997, by and between El Paso (as successor-in-interest to CGP) and The Bank of New York Trust Company, N.A. (as successor-in-interest to The Bank of New York and Harris Trust and Savings Bank), as trustee, as amended and supplemented by (i) the first supplemental indenture thereto dated as of February 24, 1997 (governing the Category B old 6.70% senior debentures due February 15, 2027), (ii) the second supplemental indenture thereto dated as of February 24, 1997 (governing the Category B old 7.42% senior debentures due February 15, 2037), (iii) the third supplemental indenture thereto dated as of June 5, 1998 (governing the Category B old 6.50% senior debentures due June 1, 2008), (iv) the fourth supplemental indenture thereto dated as of June 5, 1998 (governing the Category B old 6.95% senior debentures due June 1, 2028), (v) the fifth supplemental indenture thereto dated as of February 10, 1999 (governing the Category B old 6.375% senior debentures due February 1, 2009), (vi) the eighth supplemental indenture thereto dated as of June 16, 2000 (governing the Category B old 7.75% notes due 2010), (vii) the eleventh supplemental indenture thereto dated as of September 6, 2000 (governing the Category B old 7.625% notes due 2008), (viii) the twelfth supplemental indenture thereto dated as of December 27, 2005 and (ix) the thirteenth supplemental indenture thereto dated as of December 31, 2005.
      “1999 indenture” means the indenture dated as of May 10, 1999, by and between El Paso and HSBC Bank USA, National Association (as successor-in-interest to JPMorgan Chase Bank (formerly The Chase Manhattan Bank)), as trustee, as amended and supplemented by (i) the tenth supplemental indenture thereto dated as of December 28, 2005 (governing (a) each series of the Category A old notes and (b) each series of the new notes other than the new 7.750% medium term notes) and (ii) the eleventh supplemental indenture thereto (governing the new 7.750% medium term notes).
      “Category A old notes” means, collectively, our outstanding notes of the twelve series listed in the table appearing on the front cover of this prospectus under the subheading “Category A,” namely: the Category A old 6.50% senior notes due 2008, the Category A old 7.625% senior notes due 2008, the Category A old 6.375% senior notes due 2009, the Category A old 7.75% senior notes due 2010, the Category A old 10 3/4% senior notes due 2010, the Category A old 9 5/8 % senior notes due 2012, the Category A old 6.70% senior notes due 2027, the Category A old 6.95% senior notes due 2028, the Category A old 7.75% senior notes due 2032 and the Category A old 7.42% senior notes due 2037.
      “Category B indentures” means, collectively, the 1990 indenture, the May 1992 indenture, the September 1992 indenture and the 1997 indenture.
      “Category B old notes” means, collectively, our outstanding notes of the twelve series listed in the table appearing on the front cover of this prospectus under the subheading “Category B,” namely: the Category B old 6.50% senior debentures due June 1, 2008, the Category B old 7.625% notes due 2008, the Category B old 6.375% senior debentures due February 1, 2009, the Category B old 7.75% notes due 2010, the Category B old 10 3/4% senior debentures due October 1, 2010, the Category B old 9 5/8 % senior debentures due May 15, 2012, the Category B old 6.70% senior debentures due February 15, 2027, the Category B old 6.95% senior debentures due June 1, 2028, the Category B old 7.75% senior debentures due October 15, 2035 and the Category B old 7.42% senior debentures due February 15, 2037.
      “CGP” means El Paso CGP Company, L.L.C., a Delaware limited liability company (formerly known as El Paso CGP Company, a Delaware corporation formerly known as The Coastal Corporation) and our wholly-owned subsidiary.
      “New notes” means, collectively, our notes of the twelve series to be issued in connection with the exchange offers, namely: the new 6.50% senior notes due 2008, the new 7.625% senior notes due 2008, the new 6.375% senior notes due 2009, the new 7.75% senior notes due 2010, the new 10 3/4% senior notes due 2010, the new 9 5/8 % senior notes due 2012, the new 6.70% senior notes due 2027, the new 6.95% senior notes due 2028, the new 7.750% medium term notes and the new 7.42% senior notes due 2037.
      “Old notes” means, collectively, the Category A old notes and the Category B old notes.
      “Notes” means, collectively, the old notes and the new notes.

DESCRIPTION OF THE DIFFERENCES
BETWEEN OLD NOTES AND NEW NOTES
Differences Between Category A Old Notes and New Notes
      The terms of each series of new notes are substantially the same in all material respects as the terms of the corresponding series of Category A old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages. Each series of Category A old notes was issued under the 1999 indenture.
Differences Between Category B Old Notes and New Notes
      The following is a summary comparison of the material terms of the Category B old notes (one series of which was issued under the 1990 indenture, one series of which was issued under the May 1992 indenture, one series of which was issued under the September 1992 indenture and nine series of which were issued under the 1997 indenture) and the new notes. Each series of the new notes issued in the exchange offers will be governed by the 1999 indenture. The summary does not purport to be complete and is qualified in its entirety by reference to the Category B indentures and the 1999 indenture. Copies of the 1999 indenture and the supplemental indentures thereto described in this prospectus have been filed as exhibits to the registration statement of which this prospectus forms a part and are available from the exchange agent upon request. Copies of the Category B indentures and the supplemental indentures thereto described in this prospectus are available from the exchange agent upon request.
      The Category B old notes represent, as of the date of this prospectus, the only debt securities issued and outstanding under the Category B indentures.
      Terms used in the descriptions of the Category B old notes and the new notes below and not otherwise defined in this prospectus have the meanings given to such terms in the 1990 indenture, the May 1992 indenture, the September 1992 indenture, the 1997 indenture and the 1999 indenture, respectively. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.
      The descriptions of the Category B old notes and Category B indentures set forth below reflect the terms of the Category B old notes as currently constituted, after giving effect to (i) the changes to the covenants and other terms of the Category B old notes and the Category B indentures pursuant to the supplemental indentures to the Category B indentures adopted effective as of December 27, 2005 and (ii) the assumption by El Paso of all of CGP’s rights, powers and obligations under the Category B old notes and the Category B indentures pursuant to the supplemental indentures to the Category B indentures adopted effective as of December 31, 2005.

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

Corporate Existence	There are no comparable provisions under the 1990 indenture, the May 1992 indenture or the September 1992 indenture.	There is no comparable provision under the 1997 indenture.	Section 1005

Subject to specified exceptions, we will do or cause to be done all things necessary to preserve and keep in full force and effect El Paso’s existence, rights (charter and statutory) and franchises.

Compliance Certificate	Section 4.08

We shall deliver to the trustee under the relevant indenture within 150 days after the end of each fiscal year of El Paso an officers’ certificate stating whether or not the signers know of any default or event of default by El Paso that occurred during such fiscal year and whether all of the conditions and covenants of El Paso have been complied with regardless of any period of grace or requirement of notice provided under the relevant indenture.[1] If they do know of such a default or event of default, the certificate shall describe the default or event of default, as the case may be, and its status.	Section 4.05

We shall deliver to the trustee under the 1997 indenture within 150 days after the end of each fiscal year of El Paso an officers’ certificate stating whether or not the signers know of the existence of any default or event of default by El Paso and whether all of the conditions and covenants of El Paso are being complied with regardless of any period of grace or requirement of notice provided under the 1997 indenture. If they do know of such a default or event of default, the certificate shall describe the default or event of default, as the case may be, and its status.	Section 1004

We will deliver to the trustee under the 1999 indenture, within 150 days after the end of each fiscal year of El Paso, an officer’s certificate, stating whether or not to the best knowledge of the signer thereof El Paso is in default in the performance and observance of any of the terms, provisions and conditions of the 1999 indenture (without regard to any period of grace or requirement of notice provided under the 1999 indenture) and, if El Paso shall be in default, specifying all such defaults and the nature and status thereof of which the signer may have knowledge.

SEC Reports	There are no comparable provisions under the 1990 indenture, the May 1992 indenture or the September 1992 indenture.	There is no comparable provision under the 1997 indenture.	Section 704

Under the 1999 indenture, we will:

(1) file with the trustee under the 1999 indenture, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15 (d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such sections, then we shall file with the trustee under the 1999 indenture and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the

1 The language appearing in brackets is set forth in each of the May 1992 indenture and the September 1992 indenture. The 1990 indenture does not contain such language.

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the trustee under the 1999 indenture and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to our compliance with the conditions and covenants of the 1999 indenture as may be required from time to time by such rules and regulations; and

(3) transmit by mail to all holders of notes issued under the 1999 indenture, as their names and addresses appear in the security register, within 30 days after the filing thereof with the trustee under the 1999 indenture, such summaries of any information, documents and reports required to be filed by us pursuant to paragraphs (1) and (2) above as may be required by rules and regulations prescribed from time to time by the SEC.

Restrictions on Liens	There are no comparable provisions under the 1990 indenture, the May 1992 indenture or the September 1992 indenture.	There is no comparable provision under the 1997 indenture.	Section 1006

The 1999 indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the 1999 indenture or thereafter acquired, to secure any of our debt or the debt of any other person (other than the debt securities issued under the 1999 indenture), without causing all of the debt securities outstanding under the 1999 indenture (including the new notes) to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

secured. This restriction does not prohibit us from creating the following:

(i) any lien upon any of our property or assets or any restricted subsidiary in existence on the date of the 1999 indenture or created pursuant to an “after-acquired property” clause or similar term in existence on the date of the 1999 indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the 1999 indenture;

(ii) any lien upon any property or assets created at the time of acquisition of such property or assets by us or any of our restricted subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

(iii) any lien upon any property or assets existing on the property at the time of the acquisition of the property by us or any of our restricted subsidiaries (whether or not the obligations secured are assumed by us or any of our restricted subsidiaries);

(iv) any lien upon any property or assets of a person existing on the property at the time that person becomes a restricted subsidiary by acquisition, merger or otherwise;

(v) the assumption by us or any of our restricted subsidiaries of obligations secured by any lien existing at the time of the acquisition by us or any of our restricted subsidiaries of the property or assets subject to such lien or at the time of the acquisition of the person which owns that property or assets;

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

(vi) any lien on property to secure all or part of the cost of construction or improvements on the property or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

(vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

(viii) any lien arising from or in connection with a conveyance by us or any of our restricted subsidiaries of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

(ix) any lien in favor of us or any of our restricted subsidiaries;

(x) any lien created or assumed by us or any of our restricted subsidiaries in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries;

(xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

(xii) permitted liens (as defined

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

below under “Description of the New Notes”);

(xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

(xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing, under the 1999 indenture, we may, and may permit any restricted subsidiary to,

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

create, assume, incur, or suffer to exist any lien upon any principal property to secure our debt or the debt of any other person (other than the new notes and any other debt securities issued under the 1999 indenture) that is not excepted by clauses (i) through (xiv) above without securing the new notes or any other debt securities issued under the 1999 indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restrictions on sales and leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets (as defined below under “Description of the New Notes”).

Restrictions on Sales and Leasebacks	There are no comparable provisions under the 1990 indenture, the May 1992 indenture or the September 1992 indenture.	There is no comparable provision under the 1997 indenture.	Section 1007

The 1999 indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or any of our restricted subsidiaries would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the debt securities issued under the 1999 indenture (including the new notes); or (iv) we or any of our restricted subsidiaries, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of us or any such restricted subsidiary, or (B) investment in another principal property.

Notwithstanding the foregoing, under the 1999 indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the debt securities issued under the 1999 indenture) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the restrictions on liens covenant described above, do not exceed 15% of consolidated net tangible assets (as defined below under “Description of the New Notes”).

Restrictions on Consolidation, Merger or Sale	Sections 5.01 and 5.02 We shall not consolidate with	Sections 5.01 and 5.02 We shall not consolidate with	Sections 801 and 802 The 1999 indenture generally

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

or merge with or into any other person or transfer all or substantially all of our properties and assets as an entirety to any person, unless:

(1)(A) in the case of a merger, we are the surviving entity, or (B) the person formed by such consolidation or into which we are merged or the person which acquires by transfer all or substantially all of our properties and assets as an entirety shall expressly assume, by a supplemental indenture, executed and delivered to the trustee under the relevant indenture, in form reasonably satisfactory to such trustee, all our obligations under such indenture and the securities issued thereunder;

(2) immediately after giving effect to such transaction, no default or event of default exists; and

(3) we have delivered to the trustee under the relevant indenture an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture required in connection with such transaction comply with this covenant and that all conditions precedent provided for in the relevant indenture relating to such transaction have been complied with. Notwithstanding the foregoing, any subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us or any other subsidiary or subsidiaries.	or merge with or into any other person or transfer all or substantially all of our properties and assets as an entirety to any person, unless:

(1)(A) in the case of a merger, we are the surviving entity, or (B) the person formed by such consolidation or into which we are merged or the person which acquires by transfer all or substantially all of our properties and assets as an entirety shall expressly assume, by a supplemental indenture, executed and delivered to the trustee under the 1997 indenture, in form reasonably satisfactory to such trustee, all our obligations under the 1997 indenture and the securities issued thereunder;

(2) immediately after giving effect to such transaction, no default or event of default exists; and

(3) we have delivered to the trustee under the 1997 indenture an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture required in connection with such transaction comply with this covenant and that all conditions precedent provided for in the 1997 indenture relating to such transaction have been complied with.

Notwithstanding the foregoing, any subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us or	permits a consolidation or merger between us and another person. It also permits us to sell all or substantially all of our property and assets. However, we may not consolidate with or merge into any other person or sell, lease or transfer our properties and assets as, or substantially as, an entirety to, any person, unless:

(1)(A) in the case of a merger, we are the surviving entity, or (B) the person formed by such consolidation or into which we are merged or the person which acquires by sale or transfer, or which leases, our properties and assets as, or substantially as, an entirety shall expressly assume, by a supplemental indenture, executed and delivered to the trustee under the 1999 indenture, in form reasonably satisfactory to such trustee, the due and punctual payment of the principal of and any premium and interest on all the securities outstanding under the 1999 indenture (including the new notes) and the performance or observance of every covenant and condition of the 1999 indenture to be performed or observed by us;

(2) immediately after giving effect to such transaction, no default or event of default exists; and

(3) we have delivered to the trustee under the 1999 indenture an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, transfer or lease and the

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

Upon any consolidation of El Paso with, or merger of El Paso into, any other person or any transfer of all or substantially all of our properties and assets as an entirety in accordance with the foregoing, the successor person formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, El Paso under the relevant indenture with the same effect as if such successor person had been named originally as the company party to such indenture, and thereafter, the predecessor person shall be relieved of all obligations and covenants under such indenture and the securities outstanding thereunder.	any other subsidiary or subsidiaries.

Upon any consolidation of El Paso with, or merger of El Paso into, any other person or any transfer of all or substantially all of our properties and assets as an entirety in accordance with the foregoing, the successor person formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, El Paso under the 1997 indenture with the same effect as if such successor person had been named originally as the company party to such indenture, and thereafter, the predecessor person shall be relieved of all obligations and covenants under the 1997 indenture and the securities outstanding thereunder.	supplemental indenture required in connection with such transaction comply with this covenant and that all conditions precedent provided for in the 1999 indenture relating to such transaction have been complied with.

Upon any consolidation of El Paso with, or merger of El Paso into, any other person or any sale, transfer or lease of our properties and assets as, or substantially as, an entirety in accordance with the foregoing, the successor person formed by such consolidation or into which we are merged or to which such sale, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, El Paso under the 1999 indenture with the same effect as if such successor person had been named originally as a party to the 1999 indenture, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the 1999 indenture and the securities outstanding thereunder (including the new notes).

Events of Default	Article 6	Article 6	Article 5

“Event of default” when used in each of the 1990 indenture, the May 1992 indenture and the September 1992 indenture with respect to the Category B old notes issued under such indenture, means any of the following:

• failure to pay interest on any Category B old note issued	“Event of default” when used in the 1997 indenture with respect to the Category B old notes issued under the 1997 indenture, means any of the following:

• failure to pay interest on any Category B old note issued thereunder for 30 days;	“Event of default” when used in the 1999 indenture with respect to the new notes, means any of the following:

• failure to pay interest on any new note for 30 days;

• failure to pay the principal of or any premium on any new note when due;

1	The language appearing in brackets is set forth in each of the May 1992 indenture and the September 1992 indenture. The 1990 indenture does not contain such language.

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

thereunder for 30 days;

• failure to pay the principal of gor any deposit on any sinking fund installment onh [1] any Category B old note issued thereunder when due;

• failure to perform any other covenant in such indenture applicable to the Category B old notes issued thereunder that continues for 60 days after receiving written notice; and

• certain events in our bankruptcy, insolvency or reorganization.

An event of default for a particular series of Category B old notes under any of the 1990 indenture, the May 1992 indenture or the September 1992 indenture does not necessarily constitute an event of default for any other series of Category B old notes. The trustee under each such indenture may withhold notice to the holders of Category B old notes under such indenture of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

If an event of default (other than an event of default resulting from bankruptcy, insolvency or reorganization) with respect to any Category B old notes of a particular series outstanding under the 1990 indenture, the May 1992 indenture or the September 1992 indenture shall occur and be continuing, the trustee under such indenture or the	• failure to pay the principal of or any deposit on any sinking fund installment on any Category B old note issued thereunder when due;

• failure to perform any other covenant in such indenture applicable to the Category B old notes issued thereunder that continues for 60 days after receiving written notice; and

• certain events in our bankruptcy, insolvency or reorganization.

An event of default for a particular series of Category B old notes under the 1997 indenture does not necessarily constitute an event of default for any other series of Category B old notes. The trust ee under the 1997 indenture may withhold notice to the holders of Category B old notes under the 1997 indenture of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

If an event of default (other than an event of default resulting from bankruptcy, insolvency or reorganization) with respect to any Category B old notes of a particular series outstanding under the 1997 indenture shall occur and be continuing, the trust ee under the 1997 indenture or the holders of at least 25% in aggregate principal amount of the Category B old notes of such series may declare all unpaid principal of and accrued interest on such
• failure to perform any other covenant in the 1999 indenture applicable to the new notes that continues for 60 days after being given written notice; or

• certain events in our bankruptcy, insolvency or reorganization.

An event of default for a particular series of new notes does not necessarily constitute an event of default for any other series of new notes or any other series of debt securities issued under the 1999 indenture. The trustee under the 1999 indenture may withhold notice to the holders of new notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for a particular series of new notes occurs and continues, the trustee under the 1999 indenture or the holders of at least 25% in aggregate principal amount of the new notes of such series may declare the entire principal of all the new notes of such series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the new notes of the relevant series can void the declaration.

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

holders of at least 25% in aggregate principal amount of the Category B old notes of such series may declare all unpaid principal of and accrued interest on such Category B old notes then outstanding to be due and payable immediately. If an event of default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, all unpaid principal of and accrued interest on all Category B old notes then outstanding under each such indenture shall be due and payable immediately without any declaration or other act on the part of the trustee thereunder or the holders of any Category B old notes. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Category B old notes of such series) may be waived by the holders of a majority in principal amount of the Category B old notes of such series then outstanding upon the conditions provided in the relevant indenture.	Category B old notes then outstanding to be due and payable immediately. If an event of default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, all unpaid principal of and accrued interest on all Category B old notes then outstanding under the 1997 indenture shall be due and payable immediately without any declaration or other act on the part of the trustee thereunder or the holders of any Category B old notes. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Category B old notes of such series) may be waived by the holders of a majority in principal amount of the Category B old notes of such series then outstanding upon the conditions provided in the 1997 indenture.

Modification of Indenture — Supplemental Indentures	Article 9	Article 9	Article 9
	With the written consent of the holders of at least a majority in principal amount of the Category B old notes gof all series affected thereby (voting as a single class)h1, El Paso, when authorized by a board resolution, and the trustee under the relevant indenture may amend or supplement such indenture or the Category B old notes	With the written consent of the holders of at least a majority in principal amount of the Category B old notes of all series affected thereby (voting as a single class), El Paso, when authorized by a board resolution, and the trustee under the 1997 indenture may amend or supplement the 1997 indenture or the Category B	With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such supplemental indenture (voting as one class), by act of such holders delivered to us and the trustee under the 1999 indenture, we and such trustee may enter into an indenture or indentures

1	The language appearing in brackets is set forth in each of the May 1992 indenture and the September 1992 indenture. The 1990 indenture does not contain such language.

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

governed thereby without notice to any holder. The holders of a majority in principal amount of the outstanding Category B old notes gof all series affected thereby (voting as a single class)h may waive compliance by El Paso with any provision of the relevant indenture or such Category B old notes without notice to any holderg; provided, that, only the holders of a majority in principal amount of Category B old notes of a particular series may waive compliance with a provision of the relevant indenture or the Category B old notes of such series having applicability solely to such seriesh. However, without the consent of each holder affected, an amendment, supplement or waiver may not:

(1) reduce the amount of Category B old notes gof such series or all series (voting as a single class), as the case may be,h whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate or change the stated maturity for payment of interest on any Category B old note;

(3) reduce the principal gor any premium payable upon the redemption ofh or change the stated maturity of any Category B old note;

(4) waive a default in the payment of the principal of or interest on any Category B old note;

(5) make any changes in any	old notes governed thereby without notice to any holder. The holders of a majority in principal amount of the outstanding Category B old notes of all series affected thereby (voting as a single class) may waive compliance by El Paso with any provision of the 1997 indenture or such Category B old notes without notice to any holder; provided, that, only the holders of a majority in principal amount of Category B old notes of a particular series may waive compliance with a provision of the 1997 indenture or the Category B old notes of such series having applicability solely to such series. However, without the consent of each holder affected, an amendment, supplement or waiver may not:

(1) reduce the amount of Category B old notes of such series or all series (voting as a single class), as the case may be, whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate or change the stated maturity for payment of interest on any Category B old note;

(3) reduce the principal or any premium payable upon the redemption of or change the stated maturity of any Category B old note;

(4) waive a default in the payment of the principal of or interest on any Category B old note;

(5) make any changes in any of the amendment and waiver	supplemental to the 1999 indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the 1999 indenture or of modifying in any manner the rights of the holders of debt securities of such series under the 1999 indenture (including any series of new notes); provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding debt security affected thereby:

(1) change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any such debt security, or reduce the principal amount thereof or premium, if any, or the rate of interest thereon; or

(2) reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the 1999 indenture or certain defaults under the 1999 indenture and their consequences) provided for in the 1999 indenture; or

(3) change any obligation of El Paso, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified for such series in the 1999 indenture; or

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

of the amendment and waiver provisions of the relevant indenture; or

(6) make any Category B old note payable in money other than that stated in such Category B old note.

gA supplemental indenture which changes or eliminates any covenant or other provision of the May 1992 indenture or the September 1992 indenture which has expressly been included solely for the benefit of one or more particular series of Category B old notes, or which modifies the rights of the holders of Category B old notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such indenture of the holders of Category B old notes of any other series. h
It shall not be necessary for the consent of the holders under the gtwoh immediately preceding paragraphgsh to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
Notwithstanding the preceding, El Paso, when authorized by a board resolution, and the trustee under the relevant indenture may amend or supplement such indenture or the Category B old notes of any series governed thereby without notice to or consent of any holder:

(1) to cure any ambiguity,	provisions of the 1997 indenture; or

(6) make any Category B old note payable in money other than that stated in such Category B old note.

A supplemental indenture which changes or eliminates any covenant or other provision of the 1997 indenture which has expressly been included solely for the benefit of one or more particular series of Category B old notes, or which modifies the rights of the holders of Category B old notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the 1997 indenture of the holders of Category B old notes of any other series.

It shall not be necessary for the consent of the holders under the two immediately preceding paragraphs to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Notwithstanding the preceding, El Paso, when authorized by a board resolution, and the trustee under the 1997 indenture may amend or supplement the 1997 indenture or the Category B old notes of any series governed thereby without notice to or consent of any holder:

(1) to cure any ambiguity, defect or inconsistency;	(4) modify any of the amendment and waiver provisions of the 1999 indenture, except to increase any such percentage or to provide that certain other provisions of the 1999 indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

A supplemental indenture which changes or eliminates any covenant or other provision of the 1999 indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the 1999 indenture of the holders of debt securities of any other series.

It shall not be necessary for any act of holders under the two immediately preceding paragraphs to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance of such supplemental indenture.

Notwithstanding the preceding, without the consent of any holders, we and the trustee under the 1999 indenture, at any time and from time to time, may enter into one or more indentures supplemental to the 1999 indenture, in form satisfactory

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

defect or inconsistency;

(2) to comply with the consolidation, merger and sale provisions of such indenture;

(3) to provide for uncertificated Category B old notes in addition to certificated Category B old notes;

(4) to secure the Category B old notes governed thereby in connection with the restrictions on liens covenant of such indenture;

(5) to make any change that does not adversely affect the rights of any holder of such series;

g(6) to provide for the issuance and the terms of any particular series of Category B old notes, the rights and obligations of El Paso and the holders of the Category B old notes of such series, the form or forms of the Category B old notes of such series and such other matters in connection therewith as our board of directors shall authorize, including, without limitation, provisions for (a) additional or different covenants, restrictions or conditions applicable to such series, (b) additional or different events of default in respect of such series, (c) a longer or shorter period of grace and/or notice in respect of any provision applicable to such series than is otherwise provided in the May 1992 indenture or the September 1992 indenture, (d) immediate enforcement of any event of default in respect
(2) to comply with the consolidation, merger and sale provisions of the 1997 indenture;

(3) to provide for uncertificated Category B old notes in addition to certificated Category B old notes;

(4) to secure the Category B old notes governed thereby in connection with the restrictions on liens covenant of the 1997 indenture;

(5) to make any change that does not adversely affect the rights of any holder of such series;

(6) to provide for the issuance and the terms of any particular series of Category B old notes, the rights and obligations of El Paso and the holders of the Category B old notes of such series, the form or forms of the Category B old notes of such series and such other matters in connection therewith as our board of directors shall authorize, including, without limitation, provisions for (a) additional or different covenants, restrictions or conditions applicable to such series, (b) additional or different events of default in respect of such series, (c) a longer or shorter period of grace and/or notice in respect of any provision applicable to such series than is otherwise provided in the 1997 indenture, (d) immediate enforcement of any event of default in respect of such series or (e) limitations upon	to such trustee, for any of the following purposes:

(1) to secure the debt securities pursuant to the requirements of the 1999 indenture or otherwise; or

(2) to evidence the succession of another person to El Paso and the assumption by any such successor of the covenants of El Paso in the 1999 indenture and in the debt securities; or

(3) to add to the covenants of El Paso or the events of default for the benefit of the holders of all or any series of debt securities (and if such covenants or events of default are to be for the benefit of less than all series of debt securities, stating that such covenants or events of default, as the case may be, are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon us in the 1999 indenture; or

(4) to add to, change or eliminate any of the provisions of the 1999 indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; or

(5) to establish the form or terms of securities of any series as permitted by the

CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
September 1992 Indenture	1997 Indenture	1999 Indenture

of such series or (e) limitations upon the remedies available in respect of any events of default in respect of such series or upon the rights of the holders of Category B old notes of such series to waive any such event of default; provided, that this paragraph (6) shall not be deemed to require the execution of a supplemental indenture to provide for the issuance of any series of Category B old notes unless the same shall be provided for in the authorizing resolution relating thereto; orh

g(7) to provide for a separate trustee for one or more seriesh.	the remedies available in respect of any events of default in respect of such series or upon the rights of the holders of Category B old notes of such series to waive any such event of default; provided, that this paragraph (6) shall not be deemed to require the execution of a supplemental indenture to provide for the issuance of any series of Category B old notes unless the same shall be provided for in the authorizing resolution relating thereto; or

(7) to provide for a separate trustee for one or more series.	1999 indenture; or

(6) to cure any ambiguity, to correct or supplement any provision in the 1999 indenture which may be inconsistent with any other provision in the 1999 indenture, to comply with any applicable mandatory provisions of law or to make any other provisions with respect to matters or questions arising under the 1999 indenture, provided that such action pursuant to this clause (6) shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(7) to evidence and provide for the acceptance of appointment under the 1999 indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the 1999 indenture as shall be necessary to provide for or facilitate the administration of the trusts under the 1999 indenture by more than one trustee, pursuant to the requirements of the 1999 indenture; or

(8) to modify, eliminate or add to the provisions of the 1999 indenture to such extent as shall be necessary to effect the qualification of the 1999 indenture under the Trust Indenture Act of 1939, as amended, or under any similar federal statute subsequently enacted, and to add to the 1999 indenture such other provisions as may be expressly

	CATEGORY B OLD NOTES		NEW NOTES

1990 Indenture,
May 1992 Indenture,
and
	September 1992 Indenture	1997 Indenture	1999 Indenture

required under the Trust Indenture Act.
Governing Law	Section 10.08	Section 10.08	Section 112
	The 1990 indenture, the May 1992 indenture, the September 1992 indenture and the Category B old notes issued thereunder are governed by, and construed in accordance with, the laws of the State of New York.	The 1997 indenture and the Category B old notes issued thereunder are governed by, and construed in accordance with, the laws of the State of New York.	The 1999 indenture is, and the new notes will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE NEW NOTES
      Each series of the new notes to be issued in exchange offers for the old notes will be issued under the 1999 indenture, as more fully described above under “The Exchange Offers.”
      The following summary of certain provisions of the 1999 indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, (i) the Trust Indenture Act of 1939, as amended, and (ii) all of the provisions of the 1999 indenture, including the definitions of certain terms in the 1999 indenture and those terms made a part of the 1999 indenture by reference to the Trust Indenture Act as in effect on the date of the 1999 indenture. The 1999 indenture is, by its terms, subject to and governed by the Trust Indenture Act. We urge you to read the 1999 indenture because it, and not this description, will define your rights as a holder of the new notes.
General Terms
      The new notes will:

•	be our direct, unsecured general obligations;

•	be issued in denominations of $1,000 and whole multiples of $1,000; and

•	not have the benefit of a sinking fund.
Principal, Maturity and Interest
      Our new 6.50% senior notes due 2008 will be limited in total principal amount to $200,000,000 and will mature on June 1, 2008. Interest on our new 6.50% senior notes due 2008 will accrue at the rate of 6.50% per annum and will be payable semi-annually on each June 1 and December 1, commencing on December 1, 2006. Interest on our new 6.50% senior notes due 2008 will accrue from June 1, 2006, the most recent date to which interest will have been paid on the Category A old 6.50% senior notes due 2008 and the Category B old 6.50% senior debentures due June 1, 2008 (as of the anticipated expiration date).
      Our new 7.625% senior notes due 2008 will be limited in total principal amount to $215,000,000 and will mature on September 1, 2008. Interest on our new 7.625% senior notes due 2008 will accrue at the rate of 7.625% per annum and will be payable semi-annually on each March 1 and September 1, commencing on September 1, 2006. Interest on our new 7.625% senior notes due 2008 will accrue from March 1, 2006, the most recent date to which interest will have been paid on the Category A old 7.625% senior notes due 2008 and the Category B old 7.625% notes due 2008 (as of the anticipated expiration date).
      Our new 6.375% senior notes due 2009 will be limited in total principal amount to $200,000,000 and will mature on February 1, 2009. Interest on our new 6.375% senior notes due 2009 will accrue at the rate of 6.375% per annum and will be payable semi-annually on each February 1 and August 1, commencing on August 1, 2006. Interest on our new 6.375% senior notes due 2009 will accrue from February 1, 2006, the most recent date to which interest will have been paid on the Category A old 6.375% senior notes due 2009 and the Category B old 6.375% senior debentures due February 1, 2009 (as of the anticipated expiration date).
      Our new 7.75% senior notes due 2010 will be limited in total principal amount to $400,000,000 and will mature on June 15, 2010. Interest on our new 7.75% senior notes due 2010 will accrue at the rate of 7.75% per annum and will be payable semi-annually on each June 15 and December 15, commencing on December 15, 2006. Interest on our new 7.75% senior notes due 2010 will accrue from June 15, 2006, the most recent date to which interest will have been paid on the Category A old 7.75% senior notes due 2010 and the Category B old 7.75% notes due 2010 (as of the anticipated expiration date).
      Our new 10 3/4% senior notes due 2010 will be limited in total principal amount to $56,573,000 and will mature on October 1, 2010. Interest on our new 10 3/4% senior notes due 2010 will accrue at the rate of 10 3/4 % per annum and will be payable semi-annually on each April 1 and October 1, commencing on

October 1, 2006. Interest on our new 10 3/4% senior notes due 2010 will accrue from April 1, 2006, the most recent date to which interest will have been paid on the Category A old 10 3/4% senior notes due 2010 and the Category B old 10 3/4 % senior debentures due October 1, 2010 (as of the anticipated expiration date).
      Our new 9 5/8% senior notes due 2012 will be limited in total principal amount to $150,000,000 and will mature on May 15, 2012. Interest on our new 9 5/8% senior notes due 2012 will accrue at the rate of 9 5/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing on November 15, 2006. Interest on our new 9 5/8% senior notes due 2012 will accrue from May 15, 2006, the most recent date to which interest will have been paid on the Category A old 9 5/8% senior notes due 2012 and the Category B old 9 5/8 % senior debentures due May 15, 2012 (as of the anticipated expiration date).
      Our new 6.70% senior notes due 2027 will be limited in total principal amount to $200,000,000 and will mature on February 15, 2027. Interest on our new 6.70% senior notes due 2027 will accrue at the rate of 6.70% per annum and will be payable semi-annually on each February 15 and August 15, commencing on August 15, 2006. Interest on our new 6.70% senior notes due 2027 will accrue from February 15, 2006, the most recent date to which interest will have been paid on the Category A old 6.70% senior notes due 2027 and the Category B old 6.70% senior debentures due February 15, 2027 (as of the anticipated expiration date).
      Our new 6.95% senior notes due 2028 will be limited in total principal amount to $200,000,000 and will mature on June 1, 2028. Interest on our new 6.95% senior notes due 2028 will accrue at the rate of 6.95% per annum and will be payable semi-annually on each June 1 and December 1, commencing on December 1, 2006. Interest on our new 6.95% senior notes due 2028 will accrue from June 1, 2006, the most recent date to which interest will have been paid on the Category A old 6.95% senior notes due 2028 and the Category B old 6.95% senior debentures due June 1, 2028 (as of the anticipated expiration date).
      We will issue up to $150,000,000 aggregate principal amount of our new 7.750% medium term notes in the exchange offers. Our new 7.750% medium term notes will have substantially the same terms and the same Committee on Uniform Security Identification Procedures, or CUSIP, number as (and will constitute a part of the same series as) our existing 7.750% medium term notes (CUSIP No. 28368E AE 6). Our new 7.750% medium term notes will mature on January 15, 2032. Interest on our new 7.750% medium term notes will accrue at the rate of 7.750% per annum and will be payable semi-annually on each January 15 and July 15, commencing on January 15, 2007. Interest on our new 7.750% medium term notes will accrue from July 15, 2006, the most recent date to which interest will have been paid on the Category A old 7.75% senior notes due 2032 (as of the anticipated expiration date).
      Our new 7.42% senior notes due 2037 will be limited in total principal amount to $200,000,000 and will mature on February 15, 2037. Interest on our new 7.42% senior notes due 2037 will accrue at the rate of 7.42% per annum and will be payable semi-annually on each February 15 and August 15, commencing on August 15, 2006. Interest on our new 7.42% senior notes due 2037 will accrue from February 15, 2006, the most recent date to which interest will have been paid on the Category A old 7.42% senior notes due 2037 and the Category B old 7.42% senior debentures due February 15, 2037 (as of the anticipated expiration date).
      For each series of new notes described above, interest will be calculated on the basis of a 360-day year of twelve 30-day months. We may issue the new notes in total principal amounts less than the amounts described above if less than all outstanding old notes are validly tendered in the exchange offers.
      If any date on which interest or principal is payable on the new notes is not a business day, the payment of the interest or principal payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date. Interest on the new notes will be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.
Ranking
      Payment of the principal of, premium, if any, and interest on the new notes will rank equally with all of our other existing and future senior unsecured debt. As of March 31, 2006, we had approximately $8.5 billion of senior unsecured debt. This amount excludes El Paso’s $3 billion secured credit agreement, under which a $1.2 billion term loan and $1.6 billion of letters of credit were outstanding as of March 31, 2006. The 1999 indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur.
      Because substantially all our operations are conducted exclusively through our subsidiaries, our cash flow and our consequent ability to service debt, including the new notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the new notes or to make funds available for such payments, whether by dividends, other distributions, loans or other payments. In addition, the payment of dividends or other distributions and the making of loans and advances to us by our subsidiaries are subject to statutory regulations or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the resulting right of the holders of the new notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of March 31, 2006, our subsidiaries had approximately $7.4 billion of debt. For a further description of the effects that this structural subordination could have on our ability to make payments on the new notes when due, see “Risk Factors — Risks Related to the Notes and the Exchange Offers — As a holding company, we will depend on our subsidiaries for funds to meet our payment obligations under the notes.”
Redemption

General
      The new notes of each series, other than our new 6.70% senior notes due 2027, will not be redeemable at the option of the holders of such notes prior to their stated maturity. The new notes of each series, other than our new 7.750% medium term notes, will not be redeemable at our option prior to their stated maturity.

Redemption at the Option of Holders of New 6.70% Senior Notes due 2027
      On February 15, 2007, or if such date is not a business day, then the next succeeding business day, which we refer to (for the purposes of this subsection) as the redemption date, each holder of our new 6.70% senior notes due 2027, which we refer to as our 2027 notes, will have the right to require us to redeem all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s 2027 notes for cash at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.
      On or prior to November 30, 2006, we will mail a notice to each holder of our 2027 notes stating that (a) in order for such holder to exercise the redemption right, the holder must surrender the notes in respect of which the redemption right is being exercised, together with the form entitled “Option of Holder to Elect Redemption on February 15, 2007” on the reverse of our 2027 notes, duly completed, or transfer such notes by book-entry, to the trustee under the 1999 indenture during the period from December 15, 2006 and prior to 5:00 p.m. (New York City time) on January 15, 2007 (or if such date is not a business day, then the next succeeding business day), (b) any election on the part of a holder to exercise the redemption right effected in accordance with the foregoing shall be irrevocable on the part of the holder and may not be withdrawn, (c) holders whose 2027 notes are being redeemed only in part will be issued new notes of such series equal in principal amount to the unredeemed portion of the notes surrendered, which unredeemed portion must be equal to $1,000 in principal amount or an integral multiple thereof, and (d) unless we default in the payment of principal and accrued interest on the 2027 notes to be redeemed on the redemption date, interest on such notes will cease to accrue on the redemption date. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the redemption of the 2027 notes pursuant to the redemption right.
      On the redemption date, we will, to the extent lawful, deposit with the trustee under the 1999 indenture an amount sufficient to redeem all of our 2027 notes or portions thereof being redeemed (together with accrued interest).
      Because our 2027 notes will be represented by global securities, a holder must exercise the redemption right through the depositary’s nominee. In order to ensure that the depositary’s nominee will exercise in a timely manner the redemption right with respect to a particular 2027 note, the beneficial owner of an interest therein must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify the depositary of its desire to exercise the redemption right. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each such beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a global security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.
      All questions regarding the validity, form, eligibility (including time of receipt) and acceptance of any 2027 notes for redemption will be determined by us, and our determination will be final and binding.

Redemption at the Option of El Paso of New 7.750% Medium Term Notes
      Each new 7.750% medium term note, which we refer to collectively as our 2032 notes, will be subject to redemption at our option on any date on and after the date such note is issued, in whole or from time to time in part, at the make-whole price (as defined below), on notice given no more than 60 nor less than 30 calendar days prior to the date of redemption, which we refer to (for the purposes of this subsection) as the redemption date, and in accordance with the provisions of the 1999 indenture.
      “Make-whole price” means an amount equal to the greater of (i) 100% of the principal amount of a 2032 note to be redeemed and (ii) as determined by an independent investment banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) plus 25 basis points, plus, in the case of both (i) and (ii), accrued and unpaid interest to the redemption date. Unless we default in payment of the make-whole price, on and after the redemption date, interest will cease to accrue on the principal amount of a 2032 note to be redeemed. In the event of redemption of the 2032 note in part only, a new 2032 note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the 2032 note shall be issued in the name of the holder thereof upon the presentation and surrender thereof.
      “Comparable treasury issue” means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term of a 2032 note that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2032 note.
      “Comparable treasury price” means, with respect to any redemption date, (i) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (ii) if the trustee under the 1999 indenture obtains fewer than five such reference treasury dealer quotations, the average of all such reference treasury dealer quotations.

      “Independent investment banker” means one of the reference treasury dealers appointed by the trustee under the 1999 indenture after consultation with us.
      “Reference treasury dealer” means (i) Banc of America Securities LLC; ABN AMRO Incorporated; BNP Paribas Securities Corp.; Credit Lyonnais Securities (USA) Inc. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. government securities dealer in New York City, which we refer to as a primary treasury dealer, we shall substitute therefor another primary treasury dealer; and (ii) any two other primary treasury dealers we select.
      “Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee under the 1999 indenture, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to such trustee by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.
      “Treasury rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the comparable treasury issue shall be determined, and the treasury rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. The treasury rate shall be calculated on the third business day preceding the redemption date.
      Notwithstanding anything to the contrary set forth in the 1999 indenture, the notice of redemption with respect to the foregoing redemption need not set forth the make-whole price but only the manner of calculation thereof. We shall notify the trustee under the 1999 indenture of the make-whole price with respect to the foregoing redemption promptly after the calculation thereof, and such trustee shall not be responsible for such calculation.
Consolidation, Merger or Sale
      The 1999 indenture generally permits a consolidation or merger between us and another person. It also permits us to sell all or substantially all of our property and assets. However, we may not consolidate with or merge into any other person or sell, lease or transfer our properties and assets as, or substantially as, an entirety to, any person, unless:

(1) (A) in the case of a merger, we are the surviving entity, or (B) the person formed by such consolidation or into which we are merged or the person which acquires by sale or transfer, or which leases, our properties and assets as, or substantially as, an entirety shall expressly assume, by a supplemental indenture, executed and delivered to the trustee under the 1999 indenture, in form reasonably satisfactory to such trustee, the due and punctual payment of the principal of and any premium and interest on all the securities outstanding under the 1999 indenture (including the new notes) and the performance or observance of every covenant and condition of the 1999 indenture to be performed or observed by us;

(2) immediately after giving effect to such transaction, no default or event of default exists; and

(3) we have delivered to the trustee under the 1999 indenture an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, transfer or lease and the supplemental indenture required in connection with such transaction comply with this covenant and that all conditions precedent provided for in the 1999 indenture relating to such transaction have been complied with.

      Upon any consolidation of El Paso with, or merger of El Paso into, any other person or any sale, transfer or lease of our properties and assets as, or substantially as, an entirety in accordance with the foregoing, the successor person formed by such consolidation or into which we are merged or to which such sale, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, El Paso under the 1999 indenture with the same effect as if such successor person had been named originally as a party to the 1999 indenture, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the 1999 indenture and the securities outstanding thereunder (including the new notes).
Events of Default
      “Event of default” when used in the 1999 indenture with respect to the new notes, means any of the following:

•	failure to pay interest on any new note for 30 days;

•	failure to pay the principal of or any premium on any new note when due;

•	failure to perform any other covenant in the 1999 indenture applicable to the new notes that continues for 60 days after being given written notice; or

•	certain events in our bankruptcy, insolvency or reorganization.
      An event of default for a particular series of new notes does not necessarily constitute an event of default for any other series of new notes or any other series of debt securities issued under the 1999 indenture. The trustee under the 1999 indenture may withhold notice to the holders of new notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.
      If an event of default for a particular series of new notes occurs and continues, the trustee under the 1999 indenture or the holders of at least 25% in aggregate principal amount of the new notes of such series may declare the entire principal of all the new notes of such series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the new notes of the relevant series can void the declaration.
      Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the 1999 indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the new notes of a particular series may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the new notes of such series.
Covenants

General
      Under the 1999 indenture, we will agree to:

•	pay the principal of, and interest and any premium on, the new notes when due;

•	maintain a place of payment;

•	deliver to the trustee under the 1999 indenture within 150 days after the end of each fiscal year of El Paso, an officer’s certificate, stating whether or not to the best knowledge of the signer thereof

El Paso is in default in the performance and observance of any of the terms, provisions and conditions of the 1999 indenture (without regard to any period of grace or requirement of notice provided under the 1999 indenture) and, if El Paso shall be in default, specifying all such defaults and the nature and status thereof of which the signer may have knowledge; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Liens
      The 1999 indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the 1999 indenture or thereafter acquired, to secure any of our debt or the debt of any other person (other than the debt securities issued under the 1999 indenture), without causing all of the debt securities outstanding under the 1999 indenture (including the new notes) to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not prohibit us from creating the following:

(i) any lien upon any of our property or assets or any restricted subsidiary in existence on the date of the 1999 indenture or created pursuant to an “after-acquired property” clause or similar term in existence on the date of the 1999 indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the 1999 indenture;

(ii) any lien upon any property or assets created at the time of acquisition of such property or assets by us or any of our restricted subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

(iii) any lien upon any property or assets existing on the property at the time of the acquisition of the property by us or any of our restricted subsidiaries (whether or not the obligations secured are assumed by us or any of our restricted subsidiaries);

(iv) any lien upon any property or assets of a person existing on the property at the time that person becomes a restricted subsidiary by acquisition, merger or otherwise;

(v) the assumption by us or any of our restricted subsidiaries of obligations secured by any lien existing at the time of the acquisition by us or any of our restricted subsidiaries of the property or assets subject to such lien or at the time of the acquisition of the person which owns that property or assets;

(vi) any lien on property to secure all or part of the cost of construction or improvements on the property or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

(vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

(viii) any lien arising from or in connection with a conveyance by us or any of our restricted subsidiaries of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

(ix) any lien in favor of us or any of our restricted subsidiaries;

(x) any lien created or assumed by us or any of our restricted subsidiaries in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries;

(xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

(xii) permitted liens (as defined below);

(xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

(xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).
      Notwithstanding the foregoing, under the 1999 indenture, we may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure our debt or the debt of any other person (other than the new notes and any other debt securities issued under the 1999 indenture) that is not excepted by clauses (i) through (xiv) above without securing the new notes or any other debt securities issued under the 1999 indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of “— Sale-Leaseback Transactions” below) does not exceed 15% of consolidated net tangible assets.

Sale-Leaseback Transactions
      The 1999 indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or any of our restricted subsidiaries would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the debt securities issued under the 1999 indenture (including the new notes); or (iv) we or any of our restricted subsidiaries, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of us or any such restricted subsidiary, or (B) investment in another principal property.

      Notwithstanding the foregoing, under the 1999 indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the debt securities issued under the 1999 indenture) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of consolidated net tangible assets.

Reports
      Under the 1999 indenture, we will:

(1) file with the trustee under the 1999 indenture, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such sections, then we shall file with the trustee under the 1999 indenture and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the trustee under the 1999 indenture and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to our compliance with the conditions and covenants of the 1999 indenture as may be required from time to time by such rules and regulations; and

(3) transmit by mail to all holders of new notes, as their names and addresses appear in the security register, within 30 days after the filing thereof with the trustee under the 1999 indenture, such summaries of any information, documents and reports required to be filed by us pursuant to paragraphs (1) and (2) above as may be required by rules and regulations prescribed from time to time by the SEC.

Definitions
      The following are definitions of some terms used in the above covenant descriptions:
      “Consolidated net tangible assets” means, at any date of determination, the total amount of assets after deducting (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.
      “Debt” means any obligation created or assumed by any person to repay money borrowed and any purchase money obligation created or assumed by such person.
      “Funded debt” means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

      “Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.
      “Permitted liens” means (i) liens upon rights-of-way for pipeline purposes; (ii) any governmental lien, mechanics’, materialmen’s, carriers’ or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by us or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.
      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.
      “Principal property” means (a) any pipeline assets owned by us or by any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (b) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that is located within the United States or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion our board of directors, is not material in relation to our activities and our subsidiaries as a whole.
      “Restricted subsidiary” means any of our subsidiaries owning or leasing any principal property.
      “Sale-leaseback transaction” means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.
Payment and Transfer
      We will pay principal, interest and any premium on the new notes, and they may be surrendered for payment or transferred, at the offices of the trustee under the 1999 indenture. We will make payment on registered new notes by check mailed to the persons in whose names the new notes are registered or by transfer to an account maintained by the registered holder on days specified in the 1999 indenture.
      We will maintain a corporate trust office of the trustee under the 1999 indenture or another office or agency for the purpose of transferring or exchanging fully registered new notes, without the payment of any service charge except for any tax or governmental charge.

Modification of 1999 Indenture — Supplemental Indentures
      With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such supplemental indenture (voting as one class), by act of such holders delivered to us and the trustee under the 1999 indenture, we and such trustee may enter into an indenture or indentures supplemental to the 1999 indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the 1999 indenture or of modifying in any manner the rights of the holders of debt securities of such series under the 1999 indenture (including any series of new notes); provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding debt security affected thereby:

(1) change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any such debt security, or reduce the principal amount thereof or premium, if any, or the rate of interest thereon; or

(2) reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the 1999 indenture or certain defaults under the 1999 indenture and their consequences) provided for in the 1999 indenture; or

(3) change any obligation of El Paso, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified for such series in the 1999 indenture; or

(4) modify any of the amendment and waiver provisions of the 1999 indenture, except to increase any such percentage or to provide that certain other provisions of the 1999 indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.
      A supplemental indenture which changes or eliminates any covenant or other provision of the 1999 indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the 1999 indenture of the holders of debt securities of any other series.
      It shall not be necessary for any act of holders under the two immediately preceding paragraphs to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance of such supplemental indenture.
      Notwithstanding the preceding, without the consent of any holders, we and the trustee under the 1999 indenture, at any time and from time to time, may enter into one or more indentures supplemental to the 1999 indenture, in form satisfactory to such trustee, for any of the following purposes:

(1) to secure the debt securities pursuant to the requirements of the 1999 indenture or otherwise; or

(2) to evidence the succession of another person to El Paso and the assumption by any such successor of the covenants of El Paso in the 1999 indenture and in the debt securities; or

(3) to add to the covenants of El Paso or the events of default for the benefit of the holders of all or any series of debt securities (and if such covenants or events of default are to be for the benefit of less than all series of debt securities, stating that such covenants or events of default, as the case may be, are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon us in the 1999 indenture; or

(4) to add to, change or eliminate any of the provisions of the 1999 indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; or

(5) to establish the form or terms of securities of any series as permitted by the 1999 indenture; or

(6) to cure any ambiguity, to correct or supplement any provision in the 1999 indenture which may be inconsistent with any other provision in the 1999 indenture, to comply with any applicable mandatory provisions of law or to make any other provisions with respect to matters or questions arising under the 1999 indenture, provided that such action pursuant to this clause (6) shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(7) to evidence and provide for the acceptance of appointment under the 1999 indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the 1999 indenture as shall be necessary to provide for or facilitate the administration of the trusts under the 1999 indenture by more than one trustee, pursuant to the requirements of the 1999 indenture; or

(8) to modify, eliminate or add to the provisions of the 1999 indenture to such extent as shall be necessary to effect the qualification of the 1999 indenture under the Trust Indenture Act of 1939, as amended, or under any similar federal statute subsequently enacted, and to add to the 1999 indenture such other provisions as may be expressly required under the Trust Indenture Act.
Satisfaction and Discharge
      We will be discharged from our obligations on a particular series of new notes at any time if we deposit with the trustee under the 1999 indenture sufficient cash to pay the principal, interest, any premium and any other sums due to the stated maturity date (or, if applicable, a redemption date) of the new notes of such series. If this happens, the holders of the new notes of such series will not be entitled to the benefits of the 1999 indenture except for registration of transfer and exchange of the new notes of such series and replacement of lost, stolen or mutilated new notes of such series.
      Under United States federal income tax laws as of the date of this prospectus, a discharge will be treated as an exchange of the related new notes. Each holder would be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the new notes and the value of the holder’s interest in the new notes. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the United States federal income tax laws.
Governing Law
      The 1999 indenture is, and the new notes will be, governed by, and construed in accordance with, the laws of the State of New York.
Concerning the Trustee
      HSBC Bank USA, National Association, as successor trustee to JPMorgan Chase Bank (formerly The Chase Manhattan Bank), is the trustee under the 1999 indenture. Such trustee will act as authenticating agent, security registrar and paying agent with respect to the new notes. The trustee under the 1999 indenture makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this prospectus, except for such information that specifically pertains to such trustee.

BOOK-ENTRY AND SETTLEMENT; DEPOSITARY PROCEDURES
      New notes will be issued in the form of one or more permanent global certificates, which we refer to as global notes. The following is a summary of the depository arrangements applicable to new notes issued in permanent global form and for which The Depository Trust Company, or DTC, acts as depositary.
      Each global note will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. For each series of new notes, one fully-registered global note will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such series. Except under the limited circumstances described below, global notes are not exchangeable for definitive certificated notes.
      DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.
      Purchases of new notes under the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC’s records. The ownership interest of each actual purchaser of each new note will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of the participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.
      To facilitate subsequent transfers, all new notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of new notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, will not change the beneficial ownership of the new notes. DTC has no knowledge of the actual beneficial owners of the new notes; DTC’s records reflect only the identity of the direct participants to whose accounts the new notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Redemption notices shall be sent to DTC. If less than all of the new notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.
      Neither DTC nor Cede & Co (nor any other DTC nominee) will consent or vote with respect to new notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to El Paso as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified in a listing attached to the omnibus proxy).
      Principal and interest payments, if any, on the new notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC has told us that its practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from El Paso or the trustee under the 1999 indenture, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee under the 1999 indenture or El Paso, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of El Paso or the trustee under the 1999 indenture. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.
      A beneficial owner must give notice through a participant to a tender agent to elect to have its new notes purchased or tendered. The beneficial owner must deliver new notes by causing the direct participants to transfer the participant’s interest in the new notes, on DTC’s records, to a tender agent. The requirement for physical delivery of new notes in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the new notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered new notes to the tender agent’s account.
      Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.
      DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to us or the trustee under the 1999 indenture, as agent. Under such circumstances, we would attempt to obtain a successor securities depositary. If we were unable to obtain a successor depositary, we would issue new notes in definitive form.
      El Paso may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, we would issue new notes in definitive form.
      The information in this section concerning DTC and DTC’s book entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offers in exchange for old notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired old notes directly from us; or

•	a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;
provided that you acquire the new notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes. Broker-dealers receiving new notes in the exchange offers will be subject to a prospectus delivery requirement with respect to resales of the new notes.
      To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as these exchange offers, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. In addition, until October 22, 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by brokers-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to these exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
      Each broker-dealer must acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a discussion of the material United States federal income tax considerations applicable to the exchange of old notes for new notes in the exchange offers and of owning and disposing of the notes. This discussion applies only to holders of the notes who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.
      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates; financial institutions; insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities.
      This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. We encourage partners of partnerships holding notes to consult their tax advisors. In addition, this discussion does not address any state, local or foreign income or other tax consequences.
      This discussion is based on U.S. federal income tax law, including the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of notes as described in this discussion.
      We encourage you to consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences of the exchange offers and of owning and disposing of the notes that may be applicable to you.
The Exchange Offers
      An exchange of old notes for new notes pursuant to the exchange offers will not be a taxable transaction for U.S. federal income tax purposes. Holders will not recognize any taxable gain or loss as a result of the exchange offers and will have the same tax basis and holding period in the new notes as they had in the old notes immediately before the exchange. However, the cash exchange consideration that represents interest on the old notes accruing between interest payment dates will be taxable as ordinary interest income to the extent not previously taken into account.

U.S. Holders
      You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income, or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Payments of Interest
      Generally, interest on the notes will be taxable as ordinary interest income at the time it is paid or accrues in accordance with your method of accounting for U.S. federal income tax purposes. Special rules governing the treatment of discount and premium are described below.

Discount and Premium
      If you acquired a note at a discount, you may be subject to the “market discount” rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a note and partial principal payments on a note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount.
      If you acquired a note at a premium over the sum of all amounts payable thereafter on the note that are treated as “stated redemption price at maturity,” within the meaning of the Code, you may elect to offset the premium against interest income over the remaining term of the note in accordance with the “premium amortization” provisions of the Code.
      The rules concerning discounts and premiums are complex, and we encourage you to consult your own tax advisor to determine how, and to what extent, any discount or premium will be included in your income or amortized, and as to the desirability, mechanics and consequences of making any elections in connection therewith in connection with your particular circumstances.

Sale or Other Disposition of Notes
      When you sell or otherwise dispose of a note in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between your adjusted tax basis in the note and the amount realized on the sale or other disposition (which does not include for this purpose any amount attributable to accrued interest, which will be taxable in the manner described under “— U.S. Holders — Payments of Interest”).
      Gain or loss realized on the sale or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. You are encouraged to consult your own tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and losses, the deductibility of which is subject to limitations.

Information Reporting and Backup Withholding
      Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the Internal Revenue Service, or IRS.

In general, “backup withholding” (currently at a rate of 28%) may apply to any payments made to you of interest on your notes, and to payment of the proceeds of a sale or other disposition of your notes before maturity, if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is timely provided to the IRS.
Non-U.S. Holders
      The following summary applies to you if you are a non-U.S. holder. You generally are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner (other than a partnership) of notes that is not a U.S. holder, as described above.

Taxation of Interest
      Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments of interest on the notes under the “portfolio interest” exemption of the Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our shares;

•	you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

•	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either (1) you certify to the applicable payor or its agent, under penalties of perjury, that you are not a U.S. holder and provide your name and address on IRS Form W-8BEN (or a suitable substitute form) or (2) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note, certifies under penalties of perjury that a IRS Form W-8BEN (or a suitable substitute form) has been received from you by it or by a financial institution between it and you and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with applicable U.S. Treasury regulations.
      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed IRS Form W-8BEN or successor form claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of Notes
      You generally will not be subject to U.S. federal income and withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and specific other conditions are present, or

•	the gain is effectively connected with your conduct of a U.S. trade or business, or, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain. Please read “—Non-U.S. Holders — Income Effectively Connected with a U.S. Trade or Business.”

Income Effectively Connected with a U.S. Trade or Business
      If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, or, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed under the caption “— Non-U.S. Holders — Taxation of Interest”, if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to the payor on or before any payment date to claim the exemption.
      In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Information Reporting and Backup Withholding
      Payments made to you of interest on the notes and amounts, if any, withheld from such payments will be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest and principal on the notes if you have provided the required certification that you are a non-U.S. holder as described in “— Non-U.S. Holders — Taxation of Interest” above or otherwise established an exemption, provided that the payor does not have actual knowledge or reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied.
      The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. Payments of the proceeds of a sale of your notes effected through a U.S. office of a broker will be subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person as defined in the Code;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption.
      We encourage you to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

LEGAL MATTERS
      Certain legal matters with respect to the new notes offered in the exchange offers will be passed upon for us by Andrews Kurth LLP, Houston, Texas.
EXPERTS
      The consolidated financial statements of El Paso and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K dated May 12, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Midland Cogeneration Venture Limited Partnership incorporated in this prospectus by reference to the Annual Report on Form 10-K of El Paso for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      Information incorporated by reference in this prospectus regarding the estimated reserves attributable to certain of our natural gas and oil properties was prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto and is incorporated herein upon the authority of such firm as experts in petroleum engineering.

El Paso Corporation
$1,971,573,000
OFFERS TO EXCHANGE
ALL OUTSTANDING NOTES OF SPECIFIED SERIES

PROSPECTUS

HSBC Bank USA, National Association
By Mail/ Hand/ Overnight Delivery:
HSBC Bank USA, National Association
Corporate Trust & Loan Agency
2 Hanson Place, 14th Floor
Brooklyn, NY 11217-1409
Attn: Paulette Shaw
For Assistance Call:
(718) 488-4475
Fax Number:
(718) 488-4488
     UNTIL OCTOBER 22, 2006, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.
July 24, 2006